Exhibit 10.1

PURCHASE AGREEMENT

BY AND BETWEEN

MICROVISION, INC.

AND

LUMINAR TECHNOLOGIES, INC.

Dated as of January 26, 2026

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4.13.	Insurance	46

4.14.	Personnel	46

4.15.	Litigation	48

4.16.	Environmental Matters	49

4.17.	Compliance with Laws	50

4.18.	Permits	51

4.19.	Banking Relationships	52

4.20.	Brokers and Finders	52

4.21.	Books and Records, Complete Copies	52

4.22.	Anti-Takever Statute Not Applicable	52

4.23.	Certain Relationships and Related Transactions	52

4.24.	Top Customers and Suppliers	53

4.25.	Title to Properties; Sufficiency of Assets	54

4.26.	Capitalization; Subsidiaries	54

4.27.	Organizational Documents	55

4.28.	No Other Representations	55

Article V REPRESENTATIONS AND WARRANTIES OF BUYER		56

5.1.	Organization and Standing	56

5.2.	Authority	56

5.3.	No Conflicts	56

5.4.	Governmental Filings and Consents	56

5.5.	Litigation	56

5.6.	Financial Capability	57

5.7.	Solvency	57

5.8.	Brokers and Finders	57

5.9.	No Other Representations	57

Article VI ADDITIONAL AGREEMENTS		57

6.1.	Confidentiality	57

6.2.	Conduct of the Business	59

6.3.	Fees and Expenses	61

6.4.	Access to Information; Books and Records	61

6.5.	Pre-Closing Access	62

6.6.	Further Assurances	63

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6.7.	Tax Matters	63

6.8.	Regulatory Approvals	65

6.9.	Reasonable Best Efforts; Third Party Notices, Consents, etc	67

6.10.	Employee Offers	68

6.11.	Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements	68

6.12.	Non-Competition and Non-Solicitation	69

6.13.	Release of Claims	71

6.14.	Acknowledgments by Buyer	73

6.15.	Bulk Transfer Laws	73

6.16.	Reserved	73

6.17.	Cooperation	73

Article VII BANKRUPTCY PROVISIONS		73

7.1.	Competing Transaction	74

7.2.	Bankruptcy Court Filings	74

7.3.	Back-up Bidder	74

Article VIII CONDITIONS TO CLOSING OF THE ACQUISITION		75

8.1.	Conditions to Each Party’s Obligation to Effect the Acquisition	75

8.2.	Additional Conditions to Obligations of Buyer	75

8.3.	Additional Conditions to Obligations of the Seller	76

Article IX TERMINATION OF AGREEMENT		76

9.1.	Termination by Mutual Consent	76

9.2.	Unilateral Termination	76

9.3.	Effect of Termination	78

Article X MISCELLANEOUS		79

10.1.	Survival	79

10.2.	Sole and Exclusive Remedy	79

10.3.	Notices	79

10.4.	Successors and Assigns	80

10.5.	Severability	81

10.6.	Amendments and Waivers	81

10.7.	Entire Agreement	81

10.8.	No Third Party Beneficiaries	81

10.9.	Governing Law; Submission to Jurisdiction; Selection of Forum	82

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10.10.	Waiver of Jury Trial	83

10.11.	Enforcement	83

10.12.	Limitation on Liability	83

10.13.	Counterparts	84

10.14.	Non-Recourse	84

10.15.	Legal Representation	84

10.16.	Privilege	85

Schedules

Schedule I	List of Seller Parties

Schedule II	List of Seller Subsidiaries

Exhibits

Exhibit A	Bidding Procedures Order

Exhibit B	[Reserved]

Exhibit C	Bill of Sale, Assignment and Assumption Agreement

Exhibit D	Transferred Leased Property Assignment and Assumption Agreement

Exhibit E	IP Assignment Agreement

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 26, 2026 (the “Effective Time”), by and between MicroVision, Inc., a Delaware corporation (“Buyer”) and Luminar Technologies, Inc., a Delaware corporation (the “Seller” and together with Buyer, the “Parties” and each a “Party”). All capitalized terms that are used in this Agreement will have the meanings given to them in Article I.

RECITALS

A.          The Seller and the other Seller Parties filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on December 15, 2025 (the “Petition Date”), and (i) are operating their businesses as debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) and (ii) are jointly consolidating their chapter 11 cases under Chapter 11 Case No. 25-90807 (CML) (the “Bankruptcy Cases”).

B.           Seller owns or controls, directly or indirectly, the other Seller Parties which are set forth on Schedule I.

C.           Buyer (i) desires to purchase from the Seller and the applicable other Seller Parties, and the Seller desires to sell (and cause the applicable other Seller Parties to sell) to Buyer, all of the Transferred Assets, and (ii) desires to assume the Assumed Liabilities, in each case, subject to the terms and conditions set forth herein (such transactions, together with the other transactions contemplated hereby and by the Related Agreements, the “Acquisition”).

D.           Each of the Seller and Buyer desire to make certain representations, warranties, covenants and agreements to the other in connection with the Acquisition.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1.         Definitions. For all purposes of this Agreement, the capitalized terms in this Section 1.1 have the following meanings:

(a)            “Accounting Principles” means GAAP as of the date hereof as applied in the audited financial statements of Luminar Technologies, Inc. for the fiscal year ended December 31, 2024.

(b)           “Action” means any action, suit, claim, charge, demand, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, mediation, audit, hearing, complaint or proceeding, in each case, by or before a Governmental Authority of competent jurisdiction, arbitrator, arbitral panel or mediator.

(c)            “Acquisition” has the meaning set forth in the recitals.

(d)           “Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person; and (ii) if such Person is not a natural Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e)            “Agreement” has the meaning set forth in the introduction.

(f)            “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws of any other jurisdiction (national, state or local) where the Business, operates concerning or relating to public sector or private sector bribery or corruption.

(g)           “Antitrust Laws” means (a) the Hart Scott Rodino Antitrust Improvements Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, state antitrust Laws, all applicable foreign Laws, and all applicable Laws in effect that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization, lessening of competition, or restraint of trade and (b) foreign direct investment laws and any applicable Laws, including any state, national, foreign, or multi-jurisdictional Laws that are designed or intended to prohibit, restrict, or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land, or interests, including any Laws that provide for the review of national security or defense matters or the national interest in connection with the acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority.

(h)            “Assumed Liabilities” has the meaning set forth in Section 2.4.

(i)              “Auction” has the meaning set forth in Section 7.3.

(j)              “Available Contract Schedule” has the meaning set forth in Section 2.7(b)

(k)             “Back-Up Implementation Date” has the meaning set forth in Section 7.3.

(l)             “Back-Up Termination Date” means the first to occur of (a) consummation of the transaction with the winning bidder at the Auction and (b) Buyer’s receipt of notice from Seller of the release by Seller of Buyer’s obligations under Section 7.3.

(m)           “Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.1.

(n)            “Bankruptcy Case” has the meaning set forth in the recitals.

(o)            “Bankruptcy Code” has the meaning set forth in the recitals.

(p)            “Bankruptcy Court” has the meaning set forth in the recitals.

(q)            “Bid Deadline” means the date upon which Competing Bids are due from third-parties (other than Buyer) as set forth in the Bidding Procedures Order or as otherwise established or modified by the Bankruptcy Court to any Seller Party.

(r)            “Bidding Procedures Order” means that certain order of the Bankruptcy Court, in the form attached hereto as Exhibit A, that among other things, establishes a date by which Competing Bids must be submitted by bidders and the procedures for the Auction process.

(s)            “Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.4(a)(iv).

(t)             “Business” means the worldwide business of the Seller and its Affiliates, other than the Excluded Business.

(u)            “Business Assets” has the meaning set forth in Section 4.25(b).

(v)            “Business Data” means all sensitive and proprietary data and information, including Personal Information, Processed by or for the Seller Parties related to the Business.

(w)           “Business Day” means each day that is not a Saturday, Sunday or other day on which the banks based in New York, New York are generally closed.

(x)            “Business Employees” means any employee of any of the Seller Parties who is set forth on Section 1.1(x) of the Disclosure Schedule, which Section 1.1(x) shall be updated by Buyer and delivered not later than two (2) Business Days prior to the Closing Date; provided that Buyer may remove no more than fifteen (15) Persons from such Section 1.1(x) and such Section 1.1(x) shall be further updated by Seller as of the Closing Date to (a) remove any such employee who ceases to be employed by the applicable Seller Party prior to the Closing Date; and (b) to include any additional employee of the Seller Parties, to the extent mutually agreed in writing by the Parties; provided further, that Buyer may not add any finance or accounting employees to such Section 1.1(x) if such additions would prejudice or restrict Seller’s ability to perform its obligations under any transition services agreement with Quantum Computing Inc.

(y)            “Business Intellectual Property” means all Business Technology, all Business Intellectual Property Rights, and all Confidential Information related to the Business, including the Business Registered Intellectual Property.

(z)            “Business Intellectual Property Rights” means all Intellectual Property Rights related to the Business owned or purported to be owned by the Seller Parties, including the Business Registered Intellectual Property.

(aa)          “Business Material Adverse Effect” means any change, state of facts, event, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects that have occurred prior to the date of determination of the occurrence of the Business Material Adverse Effect, would, or would reasonably be expected to: (a) prevent or materially delay or impede the ability of the Business to perform any of its covenants or obligations hereunder or the consummation by the Business of the transactions contemplated by this Agreement (other than as a result of any Action or any order issued by a Governmental Authority) or (b) have a material adverse effect on the business, assets (including intangible assets) and liabilities, condition (financial or otherwise), or results of operations of the Business, other than (in the case of clause (b) only) any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments affecting any of the industries in which the Business operates, (iii) changes following the date of this Agreement in any Laws or legal, regulatory or political conditions or changes following the date of this Agreement in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) any embargo, natural disaster, pandemic, epidemic, act of God, any act of terrorism, civil unrest, war, act of war (whether or not declared as such) or other armed hostilities, any regional, national or international calamity or any other similar event, or any material worsening of such conditions existing as of the date of this Agreement; (v) any failure by the Business to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Business Material Adverse Effect (except to the extent otherwise provided herein)), (vi) any actions taken by the Seller or the other Seller Parties as expressly required by this Agreement or the Related Agreements, (vii) any action taken at the written request of Buyer; and (viii) any event or series of events attributable to the execution or announcement or the consummation of, the Acquisition, including the impact thereof, on the loss of, or disruption in, any customer, supplier, and/or vendor relationships, or loss of personnel; provided that such Effects referenced in clauses (i) through (iv) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Business as compared to other businesses in the industries in which the Business operates.

(bb)          “Business Permits” has the meaning set forth in Section 4.188.

(cc)          “Business Registered Intellectual Property” has the meaning set forth in Section 4.12(b).

(dd)        “Business Source Code” means any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Business Technology.

(ee)        “Business Technology” means (i) all Technology conceived, first reduced to practice, authored, developed or otherwise created by or for the Business, and (ii) all Technology that otherwise embodies or is protected by Business Intellectual Property Rights.

(ff)           “Business Top Customer” has the meaning set forth in Section 4.24(a).

(gg)          “Business Top Supplier” has the meaning set forth in Section 4.24(b).

(hh)          “Buyer” has the meaning set forth in the introduction.

(ii)            “Buyer Claims” has the meaning set forth in Section 4.24(b).

(jj)            “Buyer Releasees” has the meaning set forth in Section 4.24(b).

(kk)          “Buyer Releasors” has the meaning set forth in Section 4.24(b).

(ll)           “Cash” means (i) all cash and cash equivalents (including marketable securities, checks, bank deposits, cash deposited with third parties, cash posted for bonds or with respect to escrows, other Deposits and short term investments) and (ii) all bank accounts and securities accounts of the Seller and its Subsidiaries.  “Cash” shall not include any assets or receivables expressly included in the Transferred Assets.

(mm)        “Chosen Courts” has the meaning set forth in Section 10.9(b).

(nn)          “Claims” has the meaning set forth in Section 6.13(a).

(oo)          “Closing” has the meaning set forth in Section 3.1.

(pp)          “Closing Cash Consideration” means thirty three million dollars ($33,000,000), minus fifty percent (50%) of the Closing Transfer Taxes.

(qq)          “Closing Date” has the meaning set forth in Section 3.1.

(rr)            “Closing Transfer Taxes” has the meaning set forth in Section 6.7(c).

(ss)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(tt)            “Collective Bargaining Agreement” has the meaning set forth in Section 4.14(c).

(uu)          “Competing Bid” has the meaning set forth in Section 7.1.

(vv)         “Competing Business” means (i) any business that comprises, is substantially similar to, or would complete with the worldwide business of the Seller and its Affiliates other than the Excluded Business and (ii) without limiting the generality of the foregoing, the business of designing, developing, testing, manufacturing, producing, packaging, labeling, using, selling, offering to sell, distributing, marketing, or otherwise commercializing or exploiting light detection and ranging hardware and software systems to enable autonomy, safety, or security applications.

(ww)         “Code” means Internal Revenue Code of 1986, as amended.

(xx)         “Confidential Information” means information that is not generally known or readily ascertainable through proper means including confidential and proprietary algorithms, customer lists, ideas, designs, flow charts, formulas, know-how, methods, processes, programs, schematics and techniques.

(yy)          “Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

(zz)          “Consent” means any consent, approval or authorization.

(aaa)         “Consultant Proprietary Information Agreements” has the meaning set forth in Section 4.12(k).

(bbb)       “Contract” means any contract, agreement, arrangement, instrument, commitment or undertaking of any nature (including any lease, license, mortgage, debenture, indenture, bond, loan agreement, note, guarantee, sublease, sublicense, subcontract, letter of intent, policy and purchase order).

(ccc)         “Contracting Parties” has the meaning set forth in Section 10.14.

(ddd)        “Continuing Employee” has the meaning set forth in Section 6.10(a).

(eee)         “Cure Notice” has the meaning set forth in Section 2.7(b).

(fff)         “Cure Costs” means any and all amounts, costs or expenses that must be paid or actions or obligations that must be performed or satisfied pursuant to the Bankruptcy Code to effectuate the assumption by the applicable Seller Party who is a debtor, and the assignment to Buyer, of the Transferred Contracts to which such Seller Party is party, as determined by the Bankruptcy Court or agreed to by Seller and the non-Seller counterparty to the applicable Transferred Contract.

(ggg)        “Databases” means databases, data compilations and collections, and technical data.

(hhh)        “Data Processing Obligation” means any applicable (i) Law relating to privacy, security, or data protection that is applicable to the Processing by or for the Seller Parties of Personal Information primarily related to the Business, (ii) Data Processing Policy, or (iii) binding requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Seller Parties are bound, in each case, relating to privacy, security, data protection, or the Processing of Personal Information related to the Business.

(iii)           “Data Processing Policy” means each published policy or notice of any member of the Seller Parties relating to the Processing of Personal Information related to the Business.

(jjj)          “Deposits” means all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise and adequate assurance deposits posted in accordance with section 366 of the Bankruptcy Code) and prepaid or deferred charges and expenses (including all lease and rental payments).

(kkk)        “Designated Parties” has the meaning set forth in Section 4.17(b).

(lll)           “Designation Deadline” has the meaning set forth in Section 2.7(d).

(mmm)     “Disclosure Schedule” has the meaning set forth in Article IV.

(nnn)        “Domain Names” means domain names and web addresses, including uniform resource locators.

(ooo)        “EAR” has the meaning set forth in Section 4.17(c).

(ppp)        “Effect” has the meaning set forth in Section 1.1(aa).

(qqq)        “Effective Time” has the meaning set forth in the introduction.

(rrr)          “Electronic Delivery” has the meaning set forth in Section 10.13.

(sss)        “Employee” means any current or former employee, consultant, individual independent contractor or director employed or engaged by any Seller Party providing services to the Business, including any employees on a leave of absence.

(ttt)          “Employee Agreement” means each employment, change in control, severance, agreement or contract, between any Seller Party, on the one hand, and any Employee, on the other hand.

(uuu)       “Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change of control pay, deferred compensation, performance awards, stock or stock-related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by any Seller Party, in each case, for the benefit of any Employee and with respect to which any Seller Party could have any Liability or obligation, other than a multiemployer plan (as defined in Section 3(37) of ERISA) or a plan maintained by a Governmental Authority.

(vvv)        “Employee Proprietary Information Agreements” has the meaning set forth in Section 4.12(k).

(www)     “Employment Taxes” means, without duplication, the employer portion of any employment, payroll or similar Taxes payable with respect to any compensatory payments in connection with the transactions contemplated by this Agreement.

(xxx)       “Environmental Laws” means any Law (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances; (ii) pollution or protection of employee health or safety (as related to exposure to Hazardous Substances) or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

(yyy)        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(zzz)        “ERISA Affiliate” means any other current or former Person or entity under common control with Seller or that, together with Seller could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(aaaa)       “Escrow Agent” has the meaning set forth in Section 3.2.

(bbbb)      “Escrow Agreement” means that certain Escrow Agreement by and between Seller and the Escrow Agent, dated as of January 7, 2026.

(cccc)       “Escrowed Funds” has the meaning set forth in Section 3.2.

(dddd)     “Excluded Business” means the (i) the worldwide business of the LSI Group, and (ii) solely to the extent related to the research, design, development, testing, marketing, sale, distribution or provision of and consulting services for photonics components (including high power, single mode semiconductor lasers and transmitters, detectors such as Single Photon Avalanche Diodes (SPAD) and high dynamic range avalanche photo diodes (APD)), as well as subsystem design and manufacturing for photonic and fiber optic modules, in or for purposes of markets unrelated to road vehicles, off-road vehicles and equipment (including, but not limited to, mining, construction, warehouse, avionics (drones), geospatial (mapping), environmental, agricultural, security, military, industrial and robotic markets), the worldwide business of the Seller and its Affiliates (other than the LSI Group); provided, however, that with respect to prong (ii) above, the Excluded Business shall not include the LiDAR Business of Seller and its Affiliates (other than the LSI Group) and (iii) LSI Group Assets.

(eeee)       “Excluded Subsidiary” means each of (i) Luminar Semiconductor, Inc., a Delaware corporation (“LSI”), (ii) EMFOUR Acquisition Co., LLC, a Delaware limited liability company, (iii) EM4, LLC, a Delaware limited liability company, (iv) Optogration, Inc., a Delaware corporation (v) Freedom Photonics, LLC, a California limited liability company, and all other Subsidiaries of Seller, including the Subsidiaries of Seller listed on Schedule I and Schedule II.

(ffff)         “Executory Contract” means any Contract (including any unexpired leases) that is executory under section 365 of the Bankruptcy Code and to which any Seller Party that is a debtor is a party or a beneficiary.

(gggg)      “Export Control Laws” has the meaning set forth in Section 4.17(c).

(hhhh)      “Extended Lookback Period” means since January 1, 2020.

(iiii)         “Financial Statements” has the meaning set forth in Section 4.5(a).

(jjjj)        “Fraud” means with respect to any Party, the actual and intentional common law fraud under the Laws of the State of Delaware (and not a negligent misrepresentation or omission, or any form of fraud premised on negligence, recklessness or gross recklessness) in respect of the making of the representations and warranties set forth in Article IV (solely in the case of the Seller), or Article V (solely in the case of Buyer), in each case, as finally determined by a court of competent jurisdiction.

(kkkk)      “Fundamental Representations” means the representations and warranties of the Seller set forth in Section 4.1 (Authority), Section 4.4 (Organization; Standing), Section 4.20 (Brokers and Finders), and the second sentence of Section 4.26(a) (Capitalization; Subsidiaries).

(llll)          “GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.

(mmmm)  “Government Approvals” has the meaning set forth in Section 6.8(a).

(nnnn)     “Government Bid” means any quotation, bid or proposal by any Seller Party that, if accepted or awarded, would lead to a Contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any state, local or foreign government, for the design, manufacture or sale of products or the provision of services by the Business.

(oooo)     “Government Contract” means any Contract that (i) is between any Seller Party, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by such Seller Party as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority. For purposes hereof, a task, purchase, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates.

(pppp)      “Governmental Authority” means any (i) U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, (ii) any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, (iii) any court or tribunal, (iv) any mediator, arbitrator or arbitral body, (v) government-owned or controlled entity (including state-owned or state-controlled businesses or quasi-government entities), or (vi) any securities exchange.

(qqqq)      “Governmental Official” means any (i) officer, agent, or employee of a Governmental Authority, (ii) person acting in an official capacity for or on behalf of a Governmental Authority, (iii) candidate for government or political office, or (iv) member of a royal family.

(rrrr)         “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, or that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, under Environmental Laws; and (ii) any petroleum or petroleum-derived products, per- and polyfluoroalkyl substances, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

(ssss)       “Inbound Invention Assignment Agreement” means any Contract related to the Business, other than a Standard Invention Assignment Agreement, pursuant to which any third party has assigned or transferred, or agreed to assign or transfer, any Technology or Intellectual Property Rights to any Seller Party.

(tttt)         “Incidental Inbound Licenses” means (i) any standard, non-negotiated licenses for Shrink Wrap Code; (ii) any Open Source Licenses governing the Seller Parties’ use of Open Source Software; (iii) Standard Invention Assignment Agreements; (iv) Standard Nondisclosure Agreements; and (v) Contracts containing an inbound license to use third party Intellectual Property Rights where such license is incidental to the products or services provided for under such Contract (such as an inbound license to use a Person’s Trademarks in a Contract for which the primary purpose is such Person performing services for any Seller Party).

(uuuu)     “Indebtedness” means all Liabilities, without duplication, including any applicable principal, interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from a change of control or repayment cost (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated)), (i) for borrowed money (including amounts outstanding under overdraft facilities) and any other obligation for borrowed money, whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown whether due or to become due; (ii) evidenced by notes, bonds, debentures or similar instruments or Contracts; (iii) under capital leases classified as such under GAAP; (iv) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services; (v) in respect of letters of credit and bankers’ acceptances; (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contract is terminated at the Closing; (vii) under deferred compensation agreements; (viii) under severance plans or bonus plans of any Seller Party accrued prior to Closing; (ix) for balances withheld from payroll for any Employee Plan; or (x) for any guarantees of the obligations described in the preceding clauses (i) through (ix), inclusive, of this definition of any other Person.

(vvvv)     “In-License” means any license or other Contract related to the Business pursuant to which a third Person has licensed or granted any right to any Seller Party in or to any Technology or Intellectual Property Rights (including by making available any Technology to any Seller Party or any Employee as a service or on an application service provider basis).

(wwww)   “Insurance Policies” has the meaning set forth in Section 2.3(k).

(xxxx)      “Intellectual Property Rights” means all rights in, arising out of, or associated with Technology in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship and Mask Works, including rights in Databases and rights granted under the Copyright Act; (ii) Patent Rights; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act; (iv) rights in, arising out of, or associated with Confidential Information, including trade secret rights; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) rights of attribution and integrity and other moral rights of an author; (vii) rights in, arising out of, or associated with Domain Names; and (viii) any similar, corresponding or analogous rights to any of the foregoing.

(yyyy)      “Interest Rate” means the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

(zzzz)       “Inventions” means inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items.

(aaaaa)     “IP Designation Deadline” has the meaning set forth in Section 2.7(f).

(bbbbb)    “IRS” means the United States Internal Revenue Service.

(ccccc)     “ITAR” has the meaning set forth in Section 4.17(c).

(ddddd)    “Joint Written Instructions” means written instructions from Seller and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto, directing the Escrow Agent to deliver the Escrowed Funds as provided for under this Agreement and the Escrow Agreement.

(eeeee)    “Know-How” means non-public and proprietary information, including trade secrets, ideas, inventions and invention disclosures, data, technology, platforms, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other know-how, whether or not protected by patent or copyright Law.

(fffff)        “Knowledge of the Seller” means the actual knowledge, of Marc Losiewicz, Phil Bellomo, Phil Smith, Matt Weed, Thomas Beaudoin, Mark Batzdorf, Stefan Franz, William Wen, Mark Itzler and Gordon Morrison.

(ggggg)   “Law” means any federal, state, municipal or local, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, standard ordinance, code, edict, resolution, promulgation, rule, regulation, order, judgment, ruling, writ, injunction, decree or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(hhhhh)    “Leased Premises” has the meaning set forth in Section 4.9(b).

(iiiii)       “Liabilities” means, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, costs, expenses, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

(jjjjj)        “LiDAR Business” means the business of designing, developing, testing, manufacturing, producing, packaging, labeling, using, selling, offering to sell, distributing, marketing, and otherwise commercializing or exploiting light detection and ranging hardware and software systems (such activities as they are conducted on the date hereof or during the twelve (12) month period prior to the date hereof) to enable autonomy, safety, and security applications.

(kkkkk)    “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, restriction, conditional sale or other title retention agreement, other than those restrictions on transfer that arise under applicable securities Laws.

(lllll)        “Lookback Period” means the period since January 1, 2023.

(mmmmm)      “LSI” has the meaning set forth in Section 1.1(dddd).

(nnnnn)          “LSI Group” means the Excluded Subsidiaries.

(ooooo)          “LSI Group Assets” means the assets, properties, rights, and interests that are owned, leased, or licensed by the LSI Group or which comprise the Excluded Business (and which for the avoidance of doubt, are being sold, transferred, assigned, and conveyed pursuant to the LSI Purchase Agreement to the purchaser thereof).

(ppppp)     “LSI IP Agreements” means the License Agreement (as such term is defined in the LSI Purchase Agreement) and the OGI Services Agreement (as such term is defined in the LSI Purchase Agreement).

(qqqqq)    “LSI Purchase Agreement” means (i) that certain Stock Purchase Agreement, by and among Quantum Computing Inc., LSI, and Seller, dated December 15, 2025 (as amended, modified, or supplemented with the prior written consent of Buyer with respect to any changes adverse to Buyer or the Transferred Assets and with such consent not to be unreasonably withheld, conditioned, or delayed), or (ii) any purchase agreement entered into at or following an auction for the Excluded Business and the LSI Group Assets.

(rrrrr)       “Mask Work” means any mask work, layout, topography or other design feature with respect to any integrated circuit.

(sssss)      “Material Contract” has the meaning set forth in Section 4.10(b).

(ttttt)         “NEXT Promissory Note” means the Senior Secured Promissory Note of NEXT Semiconductor Technologies, Inc., dated as of June 20, 2025.

(uuuuu)     “Nonparty Affiliates” has the meaning set forth in Section 10.14.

(vvvvv)   “Open Source License” means (i) any so-called “open source,” “copyleft,” “freeware” or “general public” license (including the GNU General Public License and the GNU Affero General Public License); (ii) any Creative Commons license, or any license that is substantially similar to those listed at http://www.opensource.org/licenses/; and (iii) any license that (A) requires the licensor to permit reverse-engineering of the licensed Technology or other Technology incorporated into, derived from or distributed with such licensed Technology; or (B) requires the licensed Technology or other Technology incorporated into, derived from, or distributed with such licensed Technology (1) be distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; (3) be distributed at no charge; or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(wwwww)  “Open Source Software” has the meaning set forth in Section 4.12(l).

(xxxxx)    “Order” means any award, writ, injunction, judgment, stay, injunction, temporary restraining order, order, decree, ruling, stipulation, subpoena, verdict, decision, determination, award or other restraint promulgated, entered, issued, made, or rendered by any Governmental Authority, including any order entered by the Bankruptcy Court in the Chapter 11 Cases (including the Sale Order).

(yyyyy)   “Ordinary Course License” means any (i) non-exclusive Contract related to the Business between any Seller Party and a customer entered into in the Ordinary Course of Business that does not permit further resale or distribution, (ii) non-exclusive license to use Business Intellectual Property contained in a Contract entered into in the Ordinary Course of Business, where the primary purpose of such Contract is to receive inbound services (such as an outbound license to use the Seller Parties’ Trademarks in an inbound services agreement), or (iii) Standard Nondisclosure Agreement.

(zzzzz)     “Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice.

(aaaaaa)   “Organizational Documents” means, with respect to any Person who is an entity, the certificate of incorporation, bylaws and similar organization documents of such Person, as amended.

(bbbbbb)   “Out-License” means any Contract related to the Business to which the Seller Parties are subject and has material obligations, pursuant to which the Seller Parties have (i) granted to any third party any rights or licenses to any Business Intellectual Property other than Ordinary Course Licenses; or (ii) provided or agreed to provide any Business Technology to a third Person as a service or on an application service provider basis.

(cccccc)    “Outbound Investment Rules” has the meaning set forth in Section 4.17(e).

(dddddd)   “Outside Date” has the meaning set forth in Section 9.2(b).

(eeeeee)    “Owned Real Property” has the meaning set forth in Section 4.9(a).

(ffffff)       “Party” or “Parties” has the meaning set forth in the introduction.

(gggggg)  “Patent Rights” means all rights (other than trade secret rights) in, arising out of, or associated with Inventions, including all rights granted under the Patent Act, including any patent or patent application, utility model, or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement.

(hhhhhh)  “Permits” means all material permits, concessions, grants, franchises, licenses and other similar authorizations or approvals issued by or obtained from a Governmental Authority.

(iiiiii)      “Permitted Liens” means: (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice; (iii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (iv) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, title exceptions or encumbrances disclosed in policies, reports or title insurance delivered to Buyer prior to the date hereof that do not materially interfere with the current use or occupancy of the Owned Real Property or the Leased Premises or the business conducted thereon; (v) zoning, entitlement and other land use and environmental regulations issued by any Governmental Authority that do not materially interfere with the current use or occupancy of the Leased Premises or the business conducted thereon and that are not violated in any material respect by the current use or occupancy of the Owned Real Property or the Leased Premises; (vii) in the case of the Business Intellectual Property, non-exclusive licenses granted in the Ordinary Course of Business and imperfections or irregularities in the chain of title evidenced from the records of the applicable Governmental Authority maintaining such records; (viii) any right, title or interest of a lessor, sublessor or licensor of any Owned Real Property or Leased Premises; and (ix) all Liens disclosed in Section (iiiiii) of the Disclosure Schedule.

(jjjjjj)      “Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

(kkkkkk)  “Personal Information” means all data and information that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or (ii) constitutes “personal information”, “personal data”, or any similar term under applicable Law.

(llllll)        “Petition Date” has the meaning set forth in the recitals.

(mmmmmm)      “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

(nnnnnn)  “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

(oooooo)  “Pre-Closing Period” has the meaning set forth in Section 6.2.

(pppppp) “Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

(qqqqqq)  “Purchase Price Allocation” has the meaning set forth in Section 3.6.

(rrrrrr)      “Real Property Leases” has the meaning set forth in Section 4.9(b).

(ssssss)    “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all Domain Names, all registered Trademarks and applications therefor, all registered copyrights, and all patents and all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

(tttttt)     “Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, IP Assignment Agreement, the Transferred Leased Property Assignment and Assumption Agreement, the Escrow Agreement, the LSI IP Agreements, and each other agreement, document, certificate or instrument (other than this Agreement) executed and delivered by the Parties hereto or their Affiliates in connection with the consummation of the transactions contemplated by this Agreement and related to the Acquisition.

(uuuuuu)  “Related Party” means with respect to a Person, any current or former director or officer or any current stockholder, employee, member, partner, or other Affiliate of such Person.

(vvvvvv)  “Released Claims” has the meaning set forth in Section 6.13(a).

(wwwwww)       “Reporting Entities” has the meaning set forth in Section 4.5(a).

(xxxxxx)   “Representative” means with respect to a Person, such Person’s officers, securityholders, employees, directors, Affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives.

(yyyyyy)  “Restricted Period” means the period of time beginning as of the Effective Time and ending three (3) year anniversary of the Closing Date.

(zzzzzz)   “Restricted Territory” means (i) all counties in all of the states of the United States of America in which any of the Seller Parties conducted the Business at any point in the twelve (12) months prior to the date hereof or Buyer anticipates to conduct the Business as of the Closing Date and (ii) all other countries in which any of the Seller Parties conducts the Business at any point in the twelve (12) months prior to the date hereof or Buyer anticipates to conduct the Business as of the Closing Date.

(aaaaaaa)  “Sale Motion” means that motion filed by the Debtors, in the Bankruptcy Cases at docket number 86, seeking approval and entry of the Bidding Procedures Order and Sale Order under section 363 of the Bankruptcy Code.

(bbbbbbb)   “Sale Order” means an Order of the Bankruptcy Court reasonably acceptable to Buyer and Seller, with such changes as are required by the Bankruptcy Court, approving this Agreement and all Related Agreements and all of the terms and conditions hereof, and approving and authorizing the Seller to consummate the Acquisition, which shall be binding on the Seller and any successors or assigns of the Seller and shall, among other things (i) approve pursuant to sections 105 and 363 of the Bankruptcy Code (A) the execution, delivery and performance by the Seller of this Agreement with Buyer, (B) the sale of the Transferred Assets to Buyer on the terms set forth herein and free and clear of all Liens (other than Permitted Liens), and (C) the performance by the Seller of its obligations under this Agreement; (ii) find that Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Buyer is not a successor to the Seller, and grant Buyer the protections of Section 363(m) of the Bankruptcy Code; (iii) find that Buyer shall have no Liability or responsibility for any Liability or other obligation of the Seller arising under or related to the Transferred Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity; and (iv) find that consummation of the transactions contemplated by this Agreement shall not constitute a fraudulent transfer by the Seller  under applicable bankruptcy and other applicable Law.

(ccccccc)  “Sanctioned Parties” has the meaning set forth in Section 4.17(b).

(ddddddd)  “Sanctions” has the meaning set forth in Section 4.17(b).

(eeeeeee)  “Securities Act” means the Securities Act of 1933, as amended.

(fffffff)     “Security Incident” has the meaning set forth in Section 4.12(o).

(ggggggg)   “Seller” has the meaning set forth in the introduction.

(hhhhhhh)  “Seller Claims” has the meaning set forth in Section 6.13(a).

(iiiiiii)        “Seller Parties” means Seller and any Affiliate of Seller listed on Schedule I or otherwise owning or having any rights to any Transferred Assets.

(jjjjjjj)        “Seller Party Transaction” has the meaning set forth in Section 4.23(a)(ii).

(kkkkkkk)  “Seller Releasees” has the meaning set forth in Section 6.13(a).

(lllllll)        “Seller Releasor” has the meaning set forth in Section 6.13(a).

(mmmmmmm)   “Shrink Wrap Code” means any generally commercially available software in executable code form that is available for a one-time or annual fee (whichever is higher) of not more than U.S. $500,000.

(nnnnnnn)   “Solvent” means, when used with respect to any person that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (A) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(ooooooo)          “Standard Form Agreements” has the meaning set forth in Section 4.12(e).

(ppppppp)          “Standard Invention Assignment Agreements” means Contracts with Employees on the forms of the Employee Proprietary Information Agreements or the Consultant Proprietary Information Agreements.

(qqqqqqq)          “Standard Nondisclosure Agreements” means nondisclosure or confidentiality Contracts relating to the Business and entered into by any Seller Party in the Ordinary Course of Business and that do not differ materially in substance from the applicable Standard Form Agreement.

(rrrrrrr)               “Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

(sssssss)            “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries; or (ii) such Person or any subsidiary of such Person is a general partner (excluding any such partnership where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership).

(ttttttt)             “Systems” means the computer, information technology and data processing systems, facilities and services related to the Business and used by, and in the custody or control of, the Seller Parties, including all such software, hardware, networks, communications facilities, platforms and related systems and services related to the Business and used by and in the custody or control of the Seller Parties.

(uuuuuuu)         “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed property, estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority; (ii) any Liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, including any Liability for Taxes of any Person imposed pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person or otherwise by operation of law or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(vvvvvvv)          “Tax Law” means any Law relating to Taxes.

(wwwwwww)    “Tax Return” means any return, report, information statement, estimate or claim for refund with respect to any Tax (including any elections, declarations, schedules, statements or attachments thereto, and any amendment thereof), and, where permitted or required, affiliated, combined, consolidated, unitary, aggregate or similar returns for any group of entities that includes the Business.

(xxxxxxx)          “Taxing Authority” means the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

(yyyyyyy)          “Technology” means, any: (i) Works of Authorship; (ii) Mask Works; (iii) Inventions; (iv) Confidential Information; (v) Databases; (vi) Trademarks; (vii) Domain Names; and (viii) tangible embodiments of the foregoing, in any form or medium whether or not specifically listed in this definition and whether or not incorporated into any product of the Seller Parties related to the Business.

(zzzzzzz)          “Trademarks” means words, names, symbols, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks.

(aaaaaaaa)         “Transaction Expenses” means all fees, costs and expenses (whether or not billed or invoiced prior to the Closing) incurred by the Seller Parties in connection with or in anticipation of the negotiation, execution of this Agreement and the Related Agreements or the consummation of the Acquisition as of immediately prior to the Closing, including (i) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by the Seller Parties in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Acquisition; (ii) any payments made or anticipated to be made by the Seller Parties as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Acquisition; (iii) all Liabilities arising out of the employment or engagement, or the termination of employment or engagement, of (x) any Business Employee (including any Continuing Employee) by any Seller Party or any of their Affiliates, whether arising on, prior to or following the Closing or (y) any other current or former employee, consultant, independent contractor, officer, or director (including any Person who does not become a Continuing Employee for any reason) by any Seller Party or any of their Affiliates, including under any Employee Plan or any other benefit or compensation plan, program, practice, policy, agreement or other arrangement, whether arising on, prior to or following the Closing; (iv) all Liabilities arising out of or relating to any Employee Plan or any other benefit or compensation plan, program, practice, policy, agreement or other arrangement; (v) all fees and expenses associated with the negotiation and effectuation of the terms and conditions of LSI Purchase Agreement and the transactions contemplated thereby; and/or (vi) any other payment, expense or fee that accrues or becomes payable by any of the Seller Parties to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, as a result of, or in connection with, the execution and delivery of this Agreement or any Related Agreement or the consummation of the Acquisition (regardless of whether paid prior to, on or following the Closing). For the avoidance of doubt, any amounts in respect of Taxes shall be calculated as of the end of the Closing Date, taking into account the effect of the Acquisition and in accordance with applicable Law.

(bbbbbbbb)        “Transferred Assets” has the meaning set forth in Section 2.2.

(cccccccc)         “Transferred Books and Records” means books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists, computer codes and sourcing data, customer data and information, cost and pricing information, marketing, advertising, and promotional materials, plans, blueprints, research and development files, lists of suppliers, compensation, benefits and other personnel and employment records and files and Forms I-9 (in each case, to the extent relating to any Continuing Employee), telephone, fax numbers, and email addresses, and all other records related to the Business, other than any Tax Returns and all records (including all working papers) related thereto.

(dddddddd)        “Transferred Contracts” has the meaning set forth in Section 2.2(b)

(eeeeeeee)          “Transferred Executory Contract” has the meaning set forth in Section 2.7(d).

(ffffffff)              “Transferred Leased Property Assignment and Assumption Agreement” has the meaning set forth in Section 3.4(a)(vii).

(gggggggg)        “Transferred Leased Real Property” has the meaning set forth in Section 2.2(a).

(hhhhhhhh)        “Transferred Leases” has the meaning set forth in Section 2.2(a).

(iiiiiiii)               “Transfer Taxes” has the meaning set forth in Section 6.7(c).

(jjjjjjjj)               “Undisclosed Contract” has the meaning set forth in Section 2.7(c).

(kkkkkkkk)        “Union” means any labor union, labor organization, works council, trade union or other employee representative body.

(llllllll)               “WARN Act” has the meaning set forth in Section 4.14(e).

(mmmmmmmm)     “Willful Breach” means a material breach of any representation, warranty, covenant or agreement made by Buyer or the Seller in this Agreement which would, in any case, prevent the satisfaction of or result in the failure of any condition to the obligations of Buyer (in the case of a breach by the Seller) or the Seller (in the case of a breach by Buyer) at the Closing, and that is a consequence of an act or failure to act by such breaching party with the knowledge (including knowledge that such party reasonably should have had after making due inquiry) that the taking of such action or failure to take such action would cause a material breach of this Agreement.

(nnnnnnnn)        “Wind-Up Date” means the date upon which all of the Seller Parties’ corporate existences cease to exist.

(oooooooo)        “Works of Authorship” means published and unpublished works of authorship, including computer programs and other types of software (whether in source code, executable code, or any other form) and documentation.

1.2.         Certain Interpretations.

(a)          When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)            Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity will be deemed to include all direct and indirect Subsidiaries of such entity.

(c)            When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(d)            Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(e)            The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”

(f)             When used herein, references to “$” or “Dollars” are references to U.S. dollars.

(g)           The information in the Disclosure Schedule is disclosed under separate section and subsection references that correspond to the sections and subsections of this Agreement to which such information is pertinent. Any information in the Disclosure Schedule qualifies any and all sections or subsections of the Disclosure Schedules to the extent that it is reasonably apparent on its face from a reading of the applicable Disclosure Schedule item that such item is pertinent.

(h)           The meaning assigned to each capitalized term defined and used herein is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning.

(i)             When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(j)            A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k)            All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l)             The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)          The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n)           The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o)            No summary of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)           The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, subject to Section 10.7. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(q)           For purposes of this Agreement, references to the term “delivered by the Seller,” “delivered to Buyer,” “furnished to Buyer,” “made available to Buyer” or similar expressions will mean that the Seller has, or have caused the other Seller Parties to have: (i) posted such materials to the electronic data room maintained by the Seller through Box and have given Buyer and its Representatives access to the materials at least forty-eight (48) hours prior to the execution and delivery of this Agreement; (ii) set forth such materials in the Schedules or the Disclosure Schedule; or (iii) otherwise made such materials available in writing to Buyer or its Representatives prior to the execution and delivery of this Agreement.

ARTICLE II
PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1.         Purchase and Sale of the Transferred Assets. Subject to the terms and conditions hereof and the exclusions set forth in Section 2.2, Section 2.3, and Section 2.4, at the Closing, (a) Seller shall, and shall cause each Seller Party to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Seller Party, all of such Seller Party’s right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens, and (b) as partial consideration for the Transferred Assets, Buyer shall assume and thereafter timely pay, discharge and perform in accordance with their terms, all Assumed Liabilities. In furtherance of the foregoing, Seller shall and shall cause the applicable Seller Parties to sign any applicable Related Agreements, documents or other instruments to effectuate the Acquisition.  To the extent reasonably requested by the Buyer, Seller shall also cause the applicable Seller Parties to enter into separate transfer agreements with the Buyer with respect to the Transferred Assets in order to effectuate the Acquisition, transfer of the Transferred Assets, and assumption of the applicable Assumed Liabilities.

2.2.        Transferred Assets. As used in this Agreement, “Transferred Assets” means the following assets that, unless otherwise indicated, are related to or used in connection with the Business, as the same shall exist immediately prior to the Closing:

(a)            to the maximum extent permitted by the Bankruptcy Code or applicable Law, the leasehold interests listed on Section 2.2(a) of the Disclosure Schedules under the real property leases governing the Leased Premises (the “Transferred Leased Real Property”) held by such Seller Party and all rights in respect thereof (including, to the extent assignable or transferable, all options and rights of first refusal) and all tenements, hereditaments, appurtenances and other property rights appertaining thereto, in each case, that are designated by Buyer for assumption and assignment in accordance with Section 2.7 hereof (such leases, the “Transferred Leases”);

(b)            to the maximum extent permitted by the Bankruptcy Code or applicable Law, (i) the LSI IP Agreements and (ii) the Contracts set forth on Section 2.2(b) of the Disclosure Schedules and that are designated by Buyer for assumption and assignment in accordance with Section 2.7 hereof (clauses (i) and (ii), collectively with the Transferred Leases, the “Transferred Contracts”);

(c)           to the maximum extent permitted by the Bankruptcy Code or applicable Law, all Permits, including Environmental Permits and those Permits set forth on Section 2.2(c) of the Disclosure Schedule that relate to or are used in connection with the Transferred Leases (the “Transferred Permits”) (for the avoidance of doubt, solely to the extent, if required under applicable Law, the applicable Governmental Authority consents to or otherwise approves the assignment or transfer of the applicable Permit);

(d)           to the maximum extent permitted by the Bankruptcy Code or applicable Law, all rights of such Seller Party under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors for other third parties to the extent pertaining to any Transferred Assets;

(e)           to the maximum extent permitted by the Bankruptcy Code or applicable Law, all Business Intellectual Property and Business Technology and Systems, including all Business Registered Intellectual Property, including as set forth on Section 2.2(e) of the Disclosure Schedule;

(f)            the Transferred Books and Records, to the extent permitted by the Bankruptcy Code, other applicable Law (including Laws related to privacy, security, or data protection applicable to the Processing of Personal Information), and the applicable privacy policies and  notices of each of the Seller Parties applicable to the information included in such Transferred Books and Records (including, as applicable, any past privacy policies or notices in effect at the time of collection of such Personal Information that remain applicable to such Personal Information);

(g)            the personal property and interests therein owned by any Seller Party listed on Schedule 2.2(g) hereto (including rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(h)           all inventory located in the United States, including raw materials, works in progress, finished goods (including, without limitation, all products), packaging, supplies, samples, designs, artwork, tech packs, archival materials, tooling, components, and parts, whether held at any location or facility of any Seller Party or in transit to any Seller Party;

(i)             all goodwill of the Business;

(j)             all accounts receivable (whether current or noncurrent) other than those Excluded Assets described under Section 2.3(b);

(k)            all claims, rights or interests of the Seller Parties in or to any refund, rebate, abatement or other recovery or prepaid item (other than as set forth in Section 2.3(h));

(l)            all rights, remedies, claims, rebates, refunds, causes of action, actions, suits or proceedings, hearings, audits, rights of recovery, rights of setoff, rights of recoupment, rights of reimbursement, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person and related to or in connection with the Transferred Contracts, Transferred Real Property Leases, Continuing Employees, or any ongoing vendor or customer of the Business, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise), including any claims for past infringement or misappropriation (and excluding in all cases, for the avoidance of doubt, as set forth in Section 2.3);

(m)           all rights of publicity and all similar rights, including, without limitation, all commercial merchandising rights;

(n)            all regulatory and promotional materials related or otherwise used in connection with the Business; and

(o)            other than any Excluded Assets, all other assets or rights of every kind and description that are related to the Business, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by a Seller Party.

2.3.       Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets of or in the possession of the Seller Parties (the “Excluded Assets”) shall be retained by, and shall remain the property of, the Seller Parties and their respective Affiliates and in each case, shall be excluded from the Transferred Assets:

(a)            all Contracts other than the Transferred Contracts, which, for the avoidance of doubt shall include, (i) any Contracts rejected in the Bankruptcy Cases prior to the Closing Date in accordance with this Agreement, (ii) the Contracts set forth on Schedule 2.3(a)(ii), (iii) any Shared Contracts not otherwise listed on Schedule 2.3(a)(iii), and (iv) the TSA (as such term is defined in the LSI Purchase Agreement), (collectively, the “Excluded Contracts”);

(b)            all accounts receivable (i) to the extent arising under any Excluded Contract or (ii) related to the Business and existing on or prior to the Closing (including, for the avoidance of doubt, (A) invoiced accounts receivable or (B) accrued but un-invoiced accounts receivable), in each case, solely to the extent listed on Schedule 2.3(b)(ii) (which schedule shall (x) provide accounts receivable on a per customer basis and (y) be updated by Seller in connection with the Closing to reflect final amounts for such accounts receivable as of Closing);

(c)            all Cash;

(d)            all bank accounts of the Seller Parties;

(e)           other than the Transferred Leased Real Property, all right, title and interest in owned and leased real property together with all improvements, facilities, fixtures and appurtenances thereto and all rights in respect thereof, and all servitudes, easements, rights-of-way, other surface use agreements and water use agreements related thereto and, with respect to any such real property, all rights in respect thereof (including all options and rights of first refusal) and all tenements, hereditaments, appurtenances and other property rights appertaining thereto;

(f)           all Intellectual Property Rights, Technology and computer, information technology and data processing systems, facilities and services, including all software, hardware, networks, communications facilities, platforms and related systems and services of the Seller and its Affiliates, and all right, title and interest in, to or under any of the foregoing, other than, to the maximum extent permitted by the Bankruptcy Code or other applicable Law, (i) the Business Intellectual Property, Business Technology and Systems and (ii) any licenses to any Intellectual Property, Technology or Systems granted pursuant to any Transferred Contracts;

(g)            all Personal Information that is nontransferable under the Bankruptcy Code, other applicable Law (including Laws related to privacy, security, or data protection applicable to the Processing of Personal Information) or under the privacy policies or notices of any of the Seller Parties applicable to such Personal Information (including, as applicable, any past privacy policies or notices in effect at the time of collection of such Personal Information that remain applicable to such Personal Information);

(h)            all causes of action (including counterclaims) and defenses, including those arising in connection with the Bankruptcy Cases and under chapter 5 of the Bankruptcy Code, in each case to the extent such causes of action and defenses do not arise from or relate to Transferred Contracts, Transferred Real Property Leases, Continuing Employees, or any ongoing vendor or customer of the Business;

(i)            all claims, rights or interests of the Seller Parties in or to any refund, rebate, abatement or other recovery for Taxes (other than as included as a Transferred Asset or in respect of any Transfer Taxes borne by Buyer, any Taxes with respect to the Transferred Assets for a Post-Closing Tax Period, any Taxes that are Assumed Liabilities, or other Taxes Buyer assumed and paid pursuant to this Agreement), and any other Tax assets not included as a Transferred Asset (including any Tax attributes), together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof);

(j)             all Tax Returns and all records (including all working papers) related thereto;

(k)           all insurance policies and bonds maintained by any Seller Party or any of their respective Affiliates with respect to the Business, the Transferred Assets or the Assumed Liabilities  (the “Insurance Policies”) and all rights of any nature with respect to any such Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(l)             all Permits (including Environmental Permits), other than the Transferred Permits;

(m)           all rights and interests of the Seller Parties under this Agreement and the Related Agreements;

(n)            all assets of all Employee Plans;

(o)           (i) all minute books (and other similar corporate records) and stock records, (ii) any books and records relating to the Excluded Assets, (iii) any books and records or other materials of or in the possession of the Seller Parties or the Business that (A) any of the Seller Parties are required by Law or by order of the Bankruptcy Court to retain, (B) any of the Seller Parties reasonably believes are necessary to enable the Seller Parties to prepare and/or file Tax Returns or (C) any of the Seller Parties or Business are prohibited by Law or Contract from delivering to Buyer (including confidential and personal medical records), (iv) any copies of any books and records that Seller and its Affiliates retain pursuant to Section 6.4 or (v) any books, records, files or papers that are not Transferred Books and Records;

(p)            (i) all records and reports prepared or received by any Seller Party or any of its Affiliates in connection with the sale of the Business or the Acquisition or this Agreement or any Related Agreement, including all analyses relating to the Business or related to Buyer or any third-party bidder or potential purchaser, (ii) all bids and expressions of interest received from third parties with respect to the Business or the other businesses of Seller and (iii) all privileged communications described in Section 10.16;

(q)            any warranties, representations and guarantees as pertaining to any Excluded Asset or rights and defenses as pertaining to any Excluded Liability;

(r)             the NEXT Promissory Note; and

(s)             all right, title and interest in and to all equity interests of any Excluded Subsidiary.

2.4.        Assumed Liabilities. As used in this Agreement, “Assumed Liabilities” means only the following Liabilities of the Seller Parties which shall be assumed by Buyer at the Closing, in each case (other than with respect to Cure Costs), solely to the extent (i) arising from events, facts or circumstances that occur on and after the Closing and (ii) not an Excluded Liability:(a)all Liabilities arising under any of the Transferred Contracts;

(b)            all Cure Costs payable by Buyer pursuant to Section 2.7;

(c)            all Liabilities relating to Buyer’s ownership or operation of the Transferred Assets or the Business, solely to the extent arising from events, facts or circumstances that occur from and after the Closing, other than as constituting an Excluded Liability;

(d)            all Liabilities assumed by Buyer pursuant to Section 6.10; and

(e)            all Liabilities relating to amounts required to be paid by Buyer hereunder.

2.5.       Excluded Liabilities. As used in this Agreement, “Excluded Liabilities” means all Liabilities of the Seller Parties, the Business, or with respect to the Transferred Assets that are not Assumed Liabilities, including, the following Liabilities:

(a)            any Indebtedness of Seller, the Seller Parties, or their respective Affiliates;

(b)            any Liability arising out of any Excluded Asset;

(c)            any Liability relating to ownership or operation of the Transferred Assets or the Business, to the extent arising from events, facts or circumstances that occur prior to the Closing, including, without limitation all causes of action, suits, rights, demands, costs, losses, debts and expenses of any Person;

(d)            any Liability relating to Environmental Laws;

(e)           any Liability arising out of or relating to (i) all change-in-control payments, transaction bonuses, retention payments or other payments payable by any Seller Party or any of their Affiliates to any Business Employee, (including any Continuing Employee), or any other current or former employee, consultant, independent contractor, officer, or director arising from or incurred in connection with this Agreement or the transactions contemplated hereby, including the any Employment employer portion of Taxes arising therefrom; (ii) all Liabilities arising out of  the employment or engagement, or the termination of employment or engagement, of (x) any the Business Employees (including any Continuing Employees) by any Seller Party or any of their Affiliates, whether arising on, prior to or following the Closing at and prior to the Closing or (y) any other current or former employee, consultant, independent contractor, officer, or director (including any Person who does not become a Continuing Employee for any reason) by any Seller Party or any of their Affiliates, including under any Employee Plan or any other benefit or compensation plan, program, practice, policy, agreement or other arrangement, whether arising on, prior to or following the Closing, and all Liabilities relating to employees or service providers other than the Employees; and/or (iii) all Liabilities and obligations for severance amounts paid, payable or otherwise owing to any Continuing Employee as a result of their separation from any Seller Party or any of their Affiliates or any Employee other current or former employee, consultant, independent contractor, officer, or director or other service provider of the Seller Parties or any of their Affiliates who does not become a Continuing Employee, in each case, arising from or incurred in connection with this Agreement or the transactions contemplated hereby, including the any Employment employer portion of Taxes arising therefrom and/or (iv) any Employee Plan or any other benefit or compensation plan, program, practice, policy, agreement or other arrangement;

(f)             (i) any Liability for Taxes of any of the Seller Parties or any of their Affiliates, and (ii) any Liability for Taxes of the Transferred Assets or the Business for any taxable period (or portion thereof) ending on or before the Closing Date, other than any Liability for Taxes that is an Assumed Liability;

(g)            all Liabilities with respect to Taxes imposed in any jurisdiction in which a Governmental Authority asserts in writing before, on or after the Closing Date, personal liability on any officer, director, or other employee of the Seller Parties;

(h)            any Liability expressly retained by any of the Seller Parties or any of their Affiliates pursuant to Section 6.10, including, without limitation all Liabilities and obligations relating to any Employee Plans;

(i)             any Liability for any intercompany accounts payable to any Seller Party or any of their Affiliates;

(j)             any Transaction Expenses;

(k)            any Liability relating to the LSI Purchase Agreement or any purchase agreement relating to the Business in replacement of this Agreement that is permitted pursuant to the terms and conditions set forth herein and transactions contemplated thereby;

(l)             to the extent not comprising Cure Costs, all accounts payable existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable, other than any accounts payable arising out of the Excluded Assets;

(m)          all fees, charges, expenditures, expenses, costs and other payments incurred or otherwise payable by the Seller Parties or their Affiliates, or for which any Seller Party or any of their Affiliates is liable, in connection with the administration of the Bankruptcy Cases or the negotiation, execution and consummation of the transactions contemplated by this Agreement or any Related Agreement (including any preparation for a transaction process, bankruptcy process, any sale process involving other potential buyers or any contemplated public offering or financing), including the fees and expenses of financial advisors, accountants, legal counsel, consultants, brokers and other advisors with respect thereto, whether incurred, accrued or payable on or prior to or after the date hereof or the Closing Date; and

(n)            Liabilities relating to amounts to be paid by the Seller Parties pursuant to this Agreement, including brokers fees.

2.6.       Non-Assignment of Certain Transferred Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of applicable Law or Order of the Bankruptcy Court. If, on the Closing Date, any such Consent has not been obtained (or deemed obtained through the Bankruptcy Court), or if an attempted transfer or assignment thereof would be ineffective or a violation of applicable Law or order of the Bankruptcy Court, the Seller Parties and Buyer will, subject to Section 6.8 and Section 6.9, use commercially reasonable efforts and cooperate in good faith to enter into a mutually agreeable arrangement under which, for up to twelve (12) months following Closing, (a) Buyer would, in compliance with applicable Law or order of the Bankruptcy Court, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by subcontracting, sublicensing or subleasing such Transferred Asset to Buyer or (b) the Seller Parties would enforce for the benefit (and at the expense) of Buyer any and all of the Seller Parties’ rights, claims or benefit against a third party associated with such Transferred Asset and the Seller Parties would promptly pay to Buyer when received all monies received by them under any such Transferred Asset, claim, right or benefit (net of the Seller Parties’ expenses incurred in connection with any assignment or other performance contemplated by this Section 2.6).

2.7.        Designated Contracts; Cure Costs.

(a)            Closing and Payment of Cure Costs. Subject to Section 2.1, Section 2.6 and Section 3.3, at the Closing and pursuant to Section 365 of the Bankruptcy Code and the Sale Order, each Seller Party shall assume and assign to Buyer, and Buyer shall assume from such Seller Party the Transferred Executory Contracts to which such Seller Party is a party. All Cure Costs shall be paid by Buyer on Closing (or, with respect to any Contract for which a cure objection has not been finally resolved as of the Closing, in accordance with Section 2.7(e)).

(b)           Cure Notice. Promptly following the close of the Auction, Seller shall (i) file with the Bankruptcy Court a list of each Executory Contract and the proposed amount of the Cure Costs associated with such Executory Contract (such list, the “Available Contract Schedule”) and (ii) serve written notice (each, a “Cure Notice”) to the non-debtor counterparty to each Executory Contract, which notice shall include the Available Contract Schedule.

(c)            Undisclosed Contracts. If, at any time prior to the Closing Date, any Seller Party becomes aware that it is a party to an Executory Contract that is not listed on the Available Contract Schedule (each, an “Undisclosed Contract”), Seller will update the Available Contract Schedule with respect to such Undisclosed Contract and (i) file with the Bankruptcy Court such updated schedule, and (ii) serve a Cure Notice, which notice shall include such updated schedule, to the non-debtor counterparty to such Undisclosed Contract.

(d)            Designation by Buyer.  From time to time, on or prior to the day that is two days prior to the Closing Date (the “Designation Deadline”), Buyer may designate, by written notice to Seller, each Executory Contract that it wishes to be assigned to it on the Closing Date (each such Contract, a “Transferred Executory Contract”), in which case each such Transferred Executory Contract shall be deemed a Transferred Contract for purposes hereof and added to Schedule 2.2(b); provided, that, to the extent that Executory Contracts are designated as a Transferred Executory Contract less than 14 days before the Closing Date and the applicable notice period for the Cure Notice has not concluded as of the Closing Date, then such Executory Contracts shall be treated as if such Executory Contract is subject a cure dispute according to Section 2.7(e) until the applicable notice period for the Cure Notice has concluded or the counterparty to the applicable Executory Contract consents. Any Executory Contract not designated by Buyer in writing as a Transferred Executory Contract on or before the Designation Deadline shall be deemed an Excluded Contract. From time to time prior to the Designation Deadline, Buyer may elect, by written notice to Seller, to remove any Transferred Executory Contract from Schedule 2.2(b) and from and after such date such Executory Contract shall be deemed for all purposes hereunder an Excluded Contract. On or before the Closing Date, Seller will file with the Bankruptcy Court a notice of assumption and shall serve such notice on each applicable non-debtor counterparty, which notice of assumption shall identify all Transferred Executory Contracts. Notwithstanding the foregoing, an Executory Contract shall not be a Transferred Executory Contract hereunder and shall not be assigned to, or assumed by, any Seller Party if such Executory Contract is validly terminated by the other party thereto, or terminates or expires in accordance with its own terms on or prior to the Designation Deadline and is not continued or otherwise extended prior to or upon assumption.

(e)            Resolution of Cure Disputes. If any objections are filed by, or received from, any non-debtor counterparty in response to a Cure Notice, Seller will use commercially reasonable efforts to resolve any such objections with such non-debtor counterparty, subject to the Buyer’s consent, with such consent not to be unreasonably withheld, conditioned, or delayed. If any such cure objection is not consensually resolved or finally determined by the Bankruptcy Court prior to the Closing Date with respect to any Transferred Executory Contract, so long as Buyer (i) pays on or before the Closing Date such non-debtor counterparty an amount equal to the undisputed portion of Cure Costs payable with respect to such Transferred Executory Contract and (ii) appropriately reserves funding for the disputed portion of such Cure Costs pending resolution of such cure objection, subject to entry by the Bankruptcy Court of the Sale Order, Seller shall assume and assign such Transferred Executory Contract to Buyer at the Closing and upon either the consensual resolution or final determination by the Bankruptcy Court of such cure objection, Buyer shall promptly pay to such non-debtor counterparty any remaining Cure Costs owing to such non-debtor counterparty with respect to such Transferred Executory Contract.

(f)             IP Designation By Buyer. To the extent any Business Intellectual Property (and any related Transferred Assets) is or becomes the subject of any pending or threatened Action that Buyer determines cannot be finally resolved at least five (5) Business Days prior to the Closing (the “IP Designation Deadline”), Buyer shall have the right, during the period commencing on the date hereof and ending on the IP Designation Deadline, to notify the Seller in writing to remove any such Business Intellectual Property (and any related Transferred Assets) previously designated for assignment, in which case, each such removed Business Intellectual Property (and any related Transferred Assets) shall deemed an Excluded Asset. If Buyer exercises its option under this Section 2.7(f), Seller agrees, subject to applicable Law, to (a) hold such removed Business Intellectual Property in trust for the Buyer and (b) upon receipt of notice from the Buyer, separately transfer what becomes an Excluded Assets pursuant this Section 2.7(f) to Buyer for no additional consideration.

ARTICLE III
CLOSING; CLOSING CASH CONSIDERATION

3.1.         Closing. The closing of the Acquisition (the “Closing”) will take place remotely via the electronic exchange of executed documents and other closing deliverables on a Business Day as promptly as practicable, but in any event no later than the second (2nd) Business Day, following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VIII, or such time or place as Buyer and the Seller shall have agreed in writing, provided that the Closing shall not occur prior to February 2, 2026 without the prior written consent of Buyer. The date upon which the Closing actually occurs shall be referred to as the “Closing Date.”

3.2.        Purchase Price Deposit. Upon the execution of this Agreement, pursuant to the terms of the Escrow Agreement, Buyer shall immediately deposit with Citibank N.A., in its capacity as escrow agent (the “Escrow Agent”) the sum of $934,000 by wire transfer of immediately available funds (such that, following such deposit, the aggregate amount deposited with the Escrow Agent pursuant to this Agreement shall be three million three hundred thousand (the “Escrowed Funds”)), with the Escrowed Funds to be released by the Escrow Agent and delivered to either Buyer or Seller in accordance with this Agreement and the provisions of the Escrow Agreement. The Escrowed Funds (together with all accrued investment income thereon), if any, shall be distributed upon the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1 or Section 9.2, as applicable.

3.3.        Closing Payment. In consideration for the sale of the Transferred Assets and the other transactions contemplated hereby, at the Closing and pursuant to Section 3.4(b)(i), Buyer shall (a) pay to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller an amount equal to Closing Cash Consideration minus the Escrow Funds, (b) assume the Assumed Liabilities and (c) pay an amount equal to fifty percent (50%) of the Closing Transfer Taxes to the applicable Taxing authorities in satisfaction of Seller’s obligations pursuant to the first sentence of Section 6.7(c).

3.4.        Closing Deliveries.

(a)             Deliveries by the Seller. At the Closing, the Seller shall (or shall cause the other Seller Parties to), in the manner and form, and to the locations, reasonably specified by Buyer, deliver to Buyer the following:

(i)          a certificate, validly executed by an authorized officer of the Seller, which represents that the conditions to the obligations of Buyer set forth in Sections 8.2(a), 8.2(b), and 8.2(c) have been satisfied in full (unless otherwise waived in accordance with the terms hereof);

(ii)          an IRS Form W-9 duly executed by each Seller Party;

(iii)         the duly executed copy of the Joint Written Instructions, directing the Escrow Agent to deliver to Seller the Escrowed Funds;

(iv)         to the extent the transactions contemplated by the LSI Purchase Agreement have not been consummated, the duly executed copy of the License Agreement (as such term is defined in the LSI Purchase Agreement) by Seller;

(v)          to the extent the transactions contemplated by the LSI Purchase Agreement have not been consummated, the duly executed copy of the OGI Services Agreement (as such term is defined in the LSI Purchase Agreement) by Seller;

(vi)        the duly executed copy of the Bill of Sale, Assignment and Assumption Agreement for the Transferred Assets (other than the Transferred Leases), in the form attached hereto as Exhibit C (the “Bill of Sale, Assignment and Assumption Agreement”);

(vii)        the duly executed copy of the Assignment and Assumption Agreement for Transferred Leases, in the form attached hereto as Exhibit D (the “Transferred Leased Property Assignment and Assumption Agreement”); and

(viii)       the duly executed copy of the IP Assignment Agreement, in the form attached hereto as Exhibit E (the “IP Assignment Agreement”).

(b)            Deliveries by Buyer. At the Closing, Buyer shall deliver to the Seller the following:

(i)           a certificate, validly executed by an authorized officer of Buyer, which represents that the conditions to the obligations of the Seller set forth in Sections 8.3(a) and 8.3(b) have been satisfied in full (unless otherwise waived in accordance with the terms hereof);

(ii)          the Closing Cash Consideration minus the Escrowed Funds;

(iii)         the duly executed copy of the Joint Written Instructions, directing the Escrow Agent to deliver to Seller the Escrowed Funds;

(iv)         Reserved;

(v)          the duly executed copy of the Bill of Sale, Assignment and Assumption Agreement;

(vi)         the duly executed copy of the Transferred Leased Property Assignment and Assumption Agreement; and

(vii)        the duly executed copy of the IP Assignment Agreement.

3.5.        Withholding. Each of the Seller and Buyer shall be entitled to deduct and withhold from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Laws. To the extent that amounts are so withheld and timely paid by the Business or Buyer to the applicable Taxing Authorities on behalf of the Seller or any other Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent Buyer believes that any payment under this Agreement will be subject to any deduction or withholding in respect of Taxes, Buyer shall use commercially reasonable efforts to notify the Seller of its intention to so deduct or withhold and provide the Seller with reasonable opportunity (and in any event no later than five (5) days prior to making any payment hereunder) to provide such forms, certificates or other documentation as would permit such payment to be made without any such deduction or withholding or at a reduced rate of deduction or withholding.

3.6.         Purchase Price Allocation. Buyer and Seller agree to allocate the Closing Cash Consideration (as finally determined hereunder), the Assumed Liabilities, and all other relevant items among the Transferred Assets in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. Reasonably in advance of the Closing Date, Seller shall deliver to Buyer its proposed allocation for review and comment. Buyer and Seller shall mutually cooperate to resolve any differences in good faith, with the objective of having an agreed tentative allocation at least three (3) Business Days prior to the Closing. In absence of an agreed tentative allocation, Buyer’s allocation (as adjusted after giving good faith consideration to any Seller comments, which allocation shall be delivered to Seller no later than two (2) Business Days prior to the Closing) shall govern, pending the final allocation. Accordingly, the tentative allocation shall govern the initial remittance of any Transfer Taxes, subject to adjustment in accordance with the later determined Purchase Price Allocation.  No later than ten (10) Business Days after the Final Closing Statement becomes conclusive, Buyer shall deliver to Seller a final allocation of the Closing Cash Consideration and the Assumed Liabilities (and all other relevant items) as of the Closing Date among the Transferred Assets determined in a manner consistent with the tentative allocation, with appropriate adjustments for the Final Closing Statement and any adjustments proposed by Buyer or Seller in the interim to the extent mutually agreed (with all Parties acting in good faith to consider adjustments) (the “Purchase Price Allocation”). The Purchase Price Allocation shall be conclusive and binding on the Parties. None of the Parties shall take any position inconsistent with the Purchase Price Allocation on any Tax Return or in any audit or Tax proceeding, unless otherwise required by a final determination by a Governmental Authority. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 3.6 shall survive the Closing without limitation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller, on behalf of itself and the Seller Parties, represents and warrants to Buyer, except as set forth in the disclosure schedules delivered concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), as follows:

4.1.         Authority. Except for such authorizations required by the Bankruptcy Court, the Seller has all necessary corporate power and authority to execute and deliver, and to cause the Seller Parties to execute and deliver, as applicable, this Agreement, the Related Agreements and each certificate and other instrument required hereby to be executed and delivered by the Seller or the other Seller Parties and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. Except for such authorizations required by the Bankruptcy Court, the execution, delivery and performance by the Seller, the other Seller Parties, as applicable, of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered pursuant hereto, and the consummation by the Seller Parties of the Acquisition and the other transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate action on the part of such Seller Parties. No corporate proceedings on the part of the Seller are necessary to authorize this Agreement, the Related Agreements or any other certificate or instrument required to be executed and delivered by the Seller or the other Seller Parties, as applicable, pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. Except for such authorizations required by the Bankruptcy Court, this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Seller pursuant hereto, as applicable, has been duly and validly executed and delivered by Seller, as applicable, and, assuming the due authorization, execution and delivery by Buyer, as applicable, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Bankruptcy and Equity Exceptions”).

4.2.        No Conflicts. The execution and delivery of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Seller and the other Seller Parties, as applicable, pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Seller or the other Seller Parties, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, in each case, will not (a) conflict with or violate its Organizational Documents; (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, result in the prepayment of any liabilities of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, consent or waiver under, or result in the loss of any benefit to which the Business is entitled under any Contract, Permit, or other interest to which the any member of the Business is a party, by which the Business is bound or to which the Transferred Assets are subject; (c) result in the creation or imposition of any Lien on the Transferred Assets or, except for any Permitted Liens, the Transferred Assets; or (d) violate any Laws applicable to the Business or any of its properties or assets, except in the case of each of the foregoing clauses (b), (c) and (d), as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. There are no agreements granting to any third party any right of first opportunity or right of first refusal related to any material Business Assets, Business Intellectual Property, or future revenues or profits of the Business.

4.3.        Governmental Filings and Consents. No Consent of any Governmental Authority is required on the part of the Seller or the Business in connection with the execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Seller, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for (a) the approval of the Bankruptcy Court and (b) any Consents that if not obtained or made would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.4.         Organization; Standing. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or other similar power and authority to conduct the Business as currently conducted and as currently proposed to be conducted. The Business is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, result in a Business Material Adverse Effect.

4.5.         Financial Statements.

(a)          Financial Statements. Attached to Section 4.5(a) of the Disclosure Schedule are certain consolidated unaudited financial statements of the Seller and its Subsidiaries (the “Reporting Entities”, and such financial statements collectively, the “Financial Statements”). The Financial Statements (i) are prepared in accordance with the books and records of the Reporting Entities; (ii) have been prepared in accordance with the Accounting Principles (except that they do not contain footnotes or normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material) applied on a consistent basis throughout the periods indicated and consistent with each other except, if applicable, as may be indicated in the notes thereto; (iii) fairly present in all material respects the consolidated financial condition of the Reporting Entities at the dates therein indicated and the consolidated results of operations and cash flows of the Business (as through each Reporting Entity) for the periods therein specified (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material); and (iv) are true, complete and correct in all material respects.

4.6.         Absence of Changes.

(a)            Generally. Since December 31, 2024, (i) the Business has operated in the Ordinary Course of Business; and (ii) no Business Material Adverse Effect has occurred.

(b)             Specific Items.

(i)           Without limiting the generality of Section 4.6(a), since July 31, 2025, the Seller Parties have not, with respect to the Business:

a)        declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

b)         materially increased or decreased any compensation or benefits payable, paid or provided to, or paid any bonus or granted any increase in severance or termination pay, to any Person or otherwise materially changed any of the terms of employment or service for any of its Employees, or otherwise amended, adopted or terminated any Employee Plan;

c)         entered into any loan or advanced any money or other property with any of its Employees outside the Ordinary Course of Business; or

(ii)          Without limiting the generality of Section 4.6(a), since July 31, 2025, the Seller Parties have not, with respect to the Business:

a)          mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of its properties or material assets, tangible or intangible;

b)         acquired or disposed of any assets or properties having a value in excess of $500,000 in the aggregate;

c)         forgiven or cancelled any debts or claims, or waived any rights, having a value in excess of $200,000 in the aggregate;

d)          incurred any capital expenditure or made a commitment with respect to any capital expenditure in an amount exceeding $500,000 in the aggregate;

e)         [Reserved]

f)          revalued any of its assets (whether tangible or intangible) related to the Business, including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $500,000 in the aggregate;

g)        sold, licensed, assigned or disposed of, or suffered any Lien placed upon, any Business Intellectual Property (other than Ordinary Course Licenses);

h)         incurred any damage, destruction or loss to any material property or material assets of the Business, whether or not covered by insurance;

i)          entered into any agreement, commitment or obligation to do any of the foregoing.

4.7.       Absence of Undisclosed Liabilities. The Business has no Liabilities (required to be reflected in financial statements prepared in accordance with the Accounting Principles or the notes thereto), except for (i) current Liabilities that are reflected in the Financial Statements, (ii) liabilities that have arisen since July 31, 2025, in the Ordinary Course of Business (none of which is a liability in respect of any breach of Contract, breach of warranty, tort or violation of Law), and (iii) other Liabilities, except that would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.8.         Taxes.

(a)           Tax Returns. The Seller Parties have prepared (or caused to be prepared) and duly and timely filed all material Tax Returns with respect to the Transferred Assets and the Business, in each case with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time to make such filings), and all such Tax Returns (taking into account all amendments thereto) are true, complete, and correct in all material respects. All material Taxes with respect to the Transferred Assets and the Business (whether or not shown on any Tax Return) have been fully and timely paid.

(b)           Payment. All material amounts of Taxes which the Seller Parties with respect to the Transferred Assets and the Business were obligated to withhold from amounts owing to any employee, creditor, owner or third party have been duly and timely withheld and paid over to the appropriate Taxing Authority, and the Seller Parties have complied in all material respects with associated reporting and recordkeeping requirements.

(c)            No Liens. There are no Tax liens upon any of the Transferred Assets, other than Permitted Liens described in clause (a) of the definition thereof.

(d)           Tax Claims. No claim has been made by a Governmental Authority with respect to the Transferred Assets, or the Business in a jurisdiction in which the Seller Parties, do not file Tax Returns that the Seller Party, may be required to file Tax Returns or be subject to Tax in that jurisdiction, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

(e)           Audits. No Action concerning any Tax Liability with respect to a Transferred Asset or the Business has been raised by a Governmental Authority in writing, and to the Seller Parties’ knowledge, no such Action is pending, being conducted, or claimed, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. All deficiencies asserted or assessments made as a result of any Action by any Governmental Authority with respect to the Transferred Assets or the Business have been fully resolved, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

(f)            Statute of Limitations. No Seller Party with respect to the Transferred Assets or the Business has (i) waived any statute of limitations in respect of any or (ii) agreed to any extension of time with respect to any assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns in the Ordinary Course of Business) , in each case, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.9.         Property.

(a)            Owned Real Property. Section 4.9(a) of the Disclosure Schedule sets forth a list of any real property currently owned by the Seller Parties (the “Owned Real Property”) as of the Effective Time. The applicable Seller Party has fee simple title each Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b)           Real Property Leases. Section 4.9(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Seller Parties and which are related to the Business, or otherwise used or occupied by the Business (the “Leased Premises”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date of the lease, license, sublease or other occupancy right and each amendment thereto. Seller has provided Buyer with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Premises, including all amendments, terminations and modifications thereof (“Real Property Leases”). All such Real Property Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. The Leased Premises are in good operating condition and repair and are suitable for the conduct of the Business as presently conducted therein. There are no other parties occupying or, to the Knowledge of the Seller, with a right to occupy the Leased Premises. The Business has not received any written notices of any violations of Law regarding the Leased Premises.

(c)           Leased Premises. Neither the operation of the Business on the Leased Premises nor such Leased Premises violate any Law relating to such property or operations thereon except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Business has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Seller Parties are not subject to any agreement or subject to any claim that may require the Business to pay any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

4.10.       Contracts.

(a)            Material Contracts. Section 4.10 of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts related to the Business:

(i)         any Contract or series of related Contracts pursuant to which the Business has made expenditures or payments in excess of $300,000 in the aggregate in the eighteen (18) months preceding the date of this Agreement related to the Business and for which the Business has ongoing obligations or rights thereunder, other than Real Property Leases, Employee Plans and Employee Agreements;

(ii)         any Employee Agreement or other Contracts (i) with any Business Employee or (ii) with any Employee that provides for annual compensation that could exceed $100,000, other than at-will employment agreements providing no severance or other post-termination benefits;

(iii)         any Collective Bargaining Agreements;

(iv)         any agreement obligating the Business to indemnify any Person, other than (i) Contracts on Standard Form Agreements; (ii) Real Property Leases or (iii) indemnification obligations entered into in the Ordinary Course of Business;

(v)          any Contract for the purchase, lease, license or rental of equipment in excess of $100,000 on a one-time or annual basis (inclusive of any payments which may have been made by the Business);

(vi)        any Contract that will not expire in accordance with its terms and the Business may not terminate in its discretion with ninety (90) or fewer days’ notice during the twelve (12)-month period following the date of this Agreement without Liability or other further material obligations, other than (i) indemnification obligations entered into in the Ordinary Course of Business, (ii) nondisclosure or confidentiality provisions in Contracts entered into in the Ordinary Course of Business; (iii) Employee Agreements entered into with Employees that do not differ in any material respect from the Business’s form Employee Proprietary Information Agreement and (iv) Real Property Leases;

(vii)        any In-Bound Licenses and Out-Bound Licenses listed or required to be listed in Section 4.12(d) of the Disclosure Schedule; any partner, distributor, reseller, revenue sharing, sales representative or similar Contract;

(viii)      any Contract (i) limiting the freedom of the Seller Parties to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Business Intellectual Property; (ii) under which the Seller Parties grant most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person; or (iii) otherwise limiting the right of the Seller Parties to (1) sell, distribute, provide, make available, or manufacture any products, services, or Technology; (2) charge desired prices for use or distribution of any Business product; (3) purchase or otherwise obtain any services or any software or other Technology; or (4) grant reseller or distribution rights to third parties;

(ix)         any Contract restricting the ability of the Business to hire or solicit potential Employees other than Standard Form Agreements;

(x)         all Contracts pursuant to which the Seller Parties have agreed to any material restriction on its right to use or enforce any Business Intellectual Property Rights (other than nonexclusive licenses to Business Intellectual Property granted by the Seller Parties in the Ordinary Course of Business and that do not otherwise grant any exclusive rights);

(xi)         all Contracts pursuant to which the Seller Parties have agreed to transfer or sell rights in or with respect to any Technology or Intellectual Property Right that is or was Business Intellectual Property;

(xii)        any Contract providing for the development of any Technology, independently or jointly, by or for the Seller Parties and which relates to the Business, other than Standard Invention Assignment Agreements;

(xiii)      any (i) Contract evidencing Indebtedness to any Person; (ii) capitalized lease obligation; (iii) commitment to provide any of the foregoing; or (iv) any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xiv)       any Contract entered into during the five (5) year period prior to the date of this Agreement for the past, present or future disposition of any portion of the Transferred Assets or Business (whether by merger, sale of stock, sale of assets or otherwise) or the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xv)        any Contract relating to the formation, creation, operation, management, or control of a joint venture, partnership, or other similar arrangement with one or more Persons;

(xvi)       any referral, affiliate marketing, joint marketing or similar Contract;

(xvii)      any settlement agreement of any member of the Seller Parties that relates to the Business;

(xviii)     any Contract with any Governmental Authority or any subcontract to any Contract with any Governmental Authority;

(xix)       any Contract with any Business Top Customer;

(xx)        any Contract with any Business Top Supplier;

(xxi)       any Contract that, following the Closing, would or would purport to require Buyer or any of its Affiliates (other than the Business) to grant any license under Intellectual Property Rights; and

(xxii)      any Transferred Lease.

(b)           Validity. Each Contract set forth in Section 4.10(a) of the Disclosure Schedule (such Contracts, together with each Contract required to be set forth in such Section of the Disclosure Schedule in order to make the representation and warranty corresponding thereto true and complete, whether or not actually disclosed therein, a “Material Contract”) is a valid and binding agreement of the applicable Seller Party and is in full force and effect in accordance with its terms. The Business (i) has complied in all material respects with the provisions of each such Material Contract, and (ii) is not in material default or material breach under the terms of any Contract (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance that would, upon receipt of notice or with the passage of time, constitute a default or give rise to a right of termination). The consummation of the Acquisition will not give rise to any such default or material breach. To the Knowledge of the Seller, there currently exist no facts or circumstances that would serve as a basis for any material default or material breach of any Material Contract. (A) The Business has not failed to satisfy (and no Person has claimed or threatened to claim in writing or, to the Knowledge of the Seller, orally, that the Business has failed to satisfy) any service level requirement, minimum performance guaranty or similar commitment or arrangement under any Material Contract by which the Business or any of the Transferred Assets are bound, and (B) there is no basis for such a claim, except as would not be expected to result in any material Liability to the Business. During the Lookback Period, the Business has not provided any (i) material refund, credit or other compensation or allowance to any Person as a result of any service level requirement, minimum performance guaranty or similar commitment or arrangement; or (ii) other material refund, credit, or other compensation or allowance to any Person under any Contract by which the Business or any of the Transferred Assets are bound. To the Knowledge of the Seller, no other party to any Material Contract is in material default or breach of such Material Contract. The applicable Seller Party has not amended or waived in any material respect, granted any material consent under, or released or assigned any material right to any claims under, any Material Contract, or received notice of termination by a third party with respect to any Material Contract.

4.11.       Employee Benefit Plans and Compensation.

(a)           Employee Plans. Section 4.11(a) of the Disclosure Schedule contains a true, correct and complete list of each material Employee Plan and each material Employee Agreement (other than offer letters for at-will employment, forms of which have been made available to Buyer and are listed on Section 4.11(a) of the Disclosure Schedule, entered into in the Ordinary Course of Business and that do not provide for severance or other change in control related benefits (other than as required by applicable Law) or otherwise deviate from the forms in any material respect). The Seller Parties have not made any plan or commitment to (i) establish or enter into any new Employee Plan or Employee Agreement; or (ii) modify any Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing).

(b)           Employee Plan Compliance. The Business has performed all obligations required to be performed by it under, is not in default or violation in any material respect of, and, to the Knowledge of the Seller, there is no default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws, including ERISA and the Code. Any Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, obtained a favorable determination, notification, advisory or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is reasonably expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. There are no audits, inquiries or proceedings pending or threatened in writing or, to the Knowledge of the Seller, orally by the IRS, the United States Department of Labor or any other Governmental Authority with respect to any Employee Plan, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Business and Transferred Assets are not subject to any material penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Seller Parties have timely made all contributions and other material payments required by and due under the terms of each Employee Plan, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. There are no outstanding and unpaid claims under the Seller Parties’ group health plans as of the Closing, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

(c)           No Pension Plan, Funded Welfare Plans or MEWAs. No Seller Party has ever maintained, established, sponsored, participated in or contributed to any (i) “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “funded welfare plan” within the meaning of Section 419 of the Code; or (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.

(d)           Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has any Seller Party contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). No Seller Party has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(e)           No Post-Employment Obligations. No Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance or health benefits to any Employee (or his or her eligible beneficiaries) for any reason, except as may be required by COBRA or other applicable Law at the sole expense of the participant, and no Seller Party has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee or other Person would be provided with life insurance, health benefits after termination of employment, except to the extent required by COBRA or other applicable Law.

(f)            Section 409A. Each Employee Plan and Employee Agreement that is in whole or in part a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and operated in compliance with, and the document(s) evidencing such plan comply with, Section 409A of the Code and all guidance and regulations issued thereunder.

(g)            Tax Gross-Ups. Neither the Seller Parties nor any ERISA Affiliate of the Seller Parties has any obligation to compensate, gross up or reimburse any individual for any Taxes which may be imposed under Section 4999 or 409A of the Code or otherwise.

4.12.       Intellectual Property.

(a)           Technology. All material Business Technology was developed solely by either (i) Employees acting within the scope of their employment; or (ii) contractors, consultants or other Persons who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller Parties.

(b)            Registered Intellectual Property. Section 4.12(b) of the Disclosure Schedule (i) lists all material Registered Intellectual Property owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Seller Parties that relates to the Business (“Business Registered Intellectual Property”), indicating for each item of Business Registered Intellectual Property, the registered owner, filing date, expiration date, registration or application number and the applicable filing jurisdiction and (ii) lists any material actions that must be taken by the Seller Parties within 90 days after the date hereof with respect to perfecting, maintaining, or renewing any of the foregoing, including the payment of any fees or the filing of any documents, applications or certificates. All necessary fees in connection with any material Business Registered Intellectual Property that are or will be due for payment, and all documents and certificates that are or will be due for filing, on or before the Closing Date have been or will be timely paid or timely filed for the purposes of maintaining such Business Registered Intellectual Property. The Seller Parties have recorded each assignment of material Registered Intellectual Property to the Seller Parties by a third Person with each relevant Governmental Authority. No Seller Party has received a disclosure of any material Inventions from an employee of the Business for which corresponding Patent Rights have not been registered or applied for.

(c)            Title to and Enforceability of Business Intellectual Property. Except as set forth in Section 4.12(c) of the Disclosure Schedule, a Seller Party is the sole and exclusive owner of each material item of Business Intellectual Property, free and clear of any Liens, and has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation thereof. No Business Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Seller Parties. All material Business Intellectual Property Rights are sustaining and, to the Knowledge of the Seller, valid and enforceable. None of the Seller Parties are subject to any proceedings or actions before any court or tribunal in which claims are raised relating to the validity, enforceability, scope, or ownership of any issued Business Registered Intellectual Property. The Seller Parties have not permitted any material Technology or any material Intellectual Property Right that is or was Business Intellectual Property to enter into the public domain. The Seller Parties have not transferred full or partial ownership of, or granted any exclusive license with respect to, any material Intellectual Property that is or was Business Intellectual Property.

(d)            In-Licenses and Out-Licenses. Section 4.12(d)(i) of the Disclosure Schedule lists (i) all Inbound Invention Assignment Agreements; and (ii) all material In-Licenses, other than Incidental Inbound Licenses. Section 4.12(d)(ii) of the Disclosure Schedule lists all material Out-Licenses, other than Ordinary Course Licenses.

(e)             Standard Form Agreements. Copies of the Seller Parties’ standard forms, with respect to the Business, of (i) customer agreements, (ii) distributor, reseller, or referral agreements, and (iii) confidentiality or nondisclosure agreements (collectively, the “Standard Form Agreements”) that are either: (1) currently in use; or (2) were used since the Lookback Period and materially deviate from the agreements currently in use, have been made available to Buyer prior to the execution of this Agreement.

(f)             No Infringement. Except as would not be expected to result in a Business Material Adverse Effect (i) the Seller Parties have not, since the Lookback Period, infringed, misappropriated, violated or otherwise made unlawful use of the Intellectual Property Rights of any other Person, and (ii) the operation of the Business as conducted during the Lookback Period, currently conducted and as currently proposed to be conducted by Seller Parties, including the design, development, delivery, promotion, provision, operation, support and maintenance of the Business products, has not and does not infringe, misappropriate, violate or make unlawful use of any Intellectual Property Rights of any Person, violate any right of any Person, or constitute unfair competition or trade practices under any Laws. Since the Lookback Period, the Seller Parties have not received written notice from any Person claiming that such operation or any action by the Seller Parties, any Business product or any Business Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, makes any unlawful use of any Technology or Intellectual Property Rights of any Person, violates the rights of any Person or constitutes unfair competition or trade practices pursuant to the Laws of any jurisdiction (nor, to the Knowledge of the Seller, is there any basis therefor).

(g)          Third Party Rights. No third party that has licensed Intellectual Property Rights or provided any Technology to the Seller Parties has retained or been assigned an ownership interest in or any exclusive license to any Intellectual Property Rights in any improvements or derivative works made solely or jointly by any Seller Party that are, or at the time of such retention or assignment were, material to the Business.

(h)            Effects of Transaction. Neither this Agreement nor the Acquisition will cause or result in, in each case pursuant to any Contracts related to the Business to which the Seller Parties are subject: (i) release of, or any right to request release of, any source code of Buyer or any of its Affiliates (including the Seller Parties); (ii)  Buyer or any of its Affiliates (including the Seller Parties) to be obligated to pay any royalties, fees, or other consideration with respect to Systems, other Technology or Intellectual Property Rights of any third Person in excess of those payable by the Seller Parties in the absence of this Agreement or the consummation of the Acquisition; or (iii) any material restriction on any Seller Party’s ability to transfer or license any Business Intellectual Property Rights.

(i)             No Third Party Infringement. To the Knowledge of the Seller, no Person is infringing, misappropriating, violating or otherwise making unlawful use of any Business Intellectual Property, or has done so previously, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Seller Parties have taken commercially reasonable security measures, in accordance with standard industry practice, including measures designed to protect against unauthorized disclosure, to protect the secrecy, confidentiality, and value of Know-How included in the Business Intellectual Property or which a third party has provided to the Seller Parties under an obligation of confidentiality, including requiring each Person with access to such Know-How, to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status.

(j)             No Government Funding. Except as set forth in Section  4.12(j) of the Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any material Business Intellectual Property.

(k)            Proprietary Information Agreements. Copies of the Seller Parties’ standard form of Employee Agreement containing any assignment or license of Intellectual Property Rights (collectively, the “Employee Proprietary Information Agreements”) and the Seller Parties’ standard form of professional services, development, consulting, or independent contractor agreements containing any assignment or license of Intellectual Property Rights (the “Consultant Proprietary Information Agreements”), in each case, with respect to the Business and that are either: (i) currently in use; or (ii) were used during the Lookback Period and materially deviate from the agreements currently in use, have been made available to Buyer prior to the execution of this Agreement. To the Knowledge of the Seller, all current and former Employees of the Seller Parties who have been or are currently involved in the development of any material Business Intellectual Property have executed the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement without excluding or reserving any Technology or Intellectual Property Rights related to or necessary for the Business as currently conducted or as currently proposed to be conducted. The Seller Parties have taken reasonable steps to protect the confidentiality of their trade secrets and other Confidential Information and those of any third Persons that have been provided to the Seller Parties.

(l)            Use of Open Source Software. The Seller Parties have not used any software that is licensed under an Open Source License (“Open Source Software”) in any manner that (i) requires the disclosure or distribution of any Business Source Code (other than such unmodified Open Source Software); (ii) requires the licensing of any Business Intellectual Property Rights for the purpose of making derivative works; (iii) imposes any restriction on the consideration to be charged for the distribution of any Business Intellectual Property; (iv) creates, or purports to create, obligations for the Seller Parties with respect to any Business Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Business Intellectual Property Rights; or (v) imposes any other material limitation, restriction or condition on the right of the Seller Parties to use or distribute any Business Intellectual Property. With respect to any Open Source Software that is or has been used in connection with the Business, the Seller Parties have been and are in material compliance with all applicable licenses with respect thereto.

(m)         Source Code. Neither the Seller Parties nor, to the Knowledge of the Seller, any Person acting on their behalf has disclosed, delivered or licensed to any Person, or agreed to disclose, deliver or license to any Person, any Business Source Code, except for disclosures to Employees pursuant to agreements that prohibit use and disclosure except for use in the performances of services to the Business. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will or could reasonably be expected to result in the delivery, license or disclosure of any material Business Source Code to any third party.

(n)            Privacy and Personal Information. The Seller Parties and, to the Knowledge of the Seller, all third Persons acting on behalf of the Seller Parties that have access to or otherwise Process Personal Information and Business Data, comply, and during the Lookback Period, have complied, with all Data Processing Obligations. The execution, delivery and performance of this Agreement, and the transfer of all Personal Information included within the Transferred Assets to Buyer, in each case, by the Seller Parties, will not violate any applicable Data Processing Obligation, in each case, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. Copies of all currently published, public-facing Data Processing Policies have been made available to Buyer. No disclosures contained in any Data Processing Policy have been materially inaccurate, misleading, deceptive or in material violation of applicable Data Processing Obligations, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. There is no, and during the Lookback Period there has been no, complaint or any audit (aside from ordinary course internal or customer audits conducted by or for the Seller Parties), proceeding, investigation or claim pending against, the Seller Parties or, to the Knowledge of the Seller, any of their customers or processors (in the case of customers and processors, solely to the extent relating to any member of the Seller Parties) by any Person with respect to privacy, security, data protection, or the Processing of Personal Information and Business Data included within the Transferred Assets, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

(o)          Security. The Seller Parties have at all times since the beginning of the Lookback Period implemented, maintained, and monitored reasonable and appropriate plans, policies, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all Systems and Business Data included within the Transferred Assets. The Seller Parties’ security plans, policies, and measures comply, and at all times have complied, in each case, in all material respects, with all applicable Data Processing Obligations. The Seller Parties have implemented and maintained reasonable and appropriate disaster recovery and business continuity plans, procedures and facilities for the Business and all Systems and Business Data included within the Transferred Assets. The Seller Parties have remediated all material privacy, data protection, and security gaps and vulnerabilities related to the Systems and Business Data included within the Transferred Assets identified by or to any Seller Party, including in any review or assessment conducted by or for the Seller Parties. During the Lookback Period, there has been no material breach or security incident, or material successful ransomware, denial of access, or denial of service attack, hacking, or similar material security-related event with respect to any Systems or Business Data included within the Transferred Assets, nor any material accidental, unlawful, or unauthorized access to, or other Processing of Business Data included within the Transferred Assets (each, a “Security Incident”). During the Lookback Period, no Seller Party has been required under any Data Processing Obligation to notify, any Governmental Authority or any other Person in relation to any such Security Incident or any actual or alleged violation of any Data Processing Obligation.

4.13.       Insurance. Section 4.13 of the Disclosure Schedule contains a true, correct and complete list of all material insurance policies maintained by or on behalf of the Business, and the Seller has made available all such policies to Buyer. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured and limit of liability. Such policies are in full force and effect, and, to the Knowledge of the Seller, the Business has complied with the provisions of such policies, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. In addition, to the Knowledge of the Seller, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits of any such insurance policy. To the Knowledge of the Seller, there is no claim by the Business pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed or that the Business has a reason to believe will be denied or disputed by the underwriters of such Insurance Policies. To the Knowledge of the Seller, all premiums due and payable under all such Insurance Policies have been paid. To the Knowledge of the Seller, there has been no threatened termination of any such Insurance Policy. To the Knowledge of the Seller, the Business has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.14.       Personnel.

(a)            Results of the Acquisition. Neither the execution of this Agreement, the consummation of the Acquisition nor any termination of employment or service (or constructive termination or other change) in connection therewith will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Employee; (ii) materially increase or otherwise enhance any benefits otherwise payable by the Seller Parties to any Employee; (iii) result in the acceleration of the time of payment or vesting or obligation to fund any such benefits; (iv) increase the amount of compensation or benefits due to any Employee; or (v) result in the forgiveness in whole or in part of any outstanding loans made by any Seller Party to any Employee.

(b)           Compliance with Laws. The Seller Parties are in compliance with all Laws applicable to the Business or to the Business Employees respecting employment, employment practices, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants and/or as exempt or non-exempt), wages and hours (including overtime wages), compensation and hours of work, and occupational safety and health and employment practices, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect and  has not engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. During the Lookback Period, the Seller Parties have not engaged any Employee whose employment would require special licenses or permits. The Seller Parties have, during the Lookback Period, withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries and other payments to Employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, except as would not be expected to result in material Liability to either the Seller Parties. The Seller Parties have, during the Lookback Period, paid in full to all Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Seller Parties do not have any material Liability with respect to any misclassification of any (i) Employee as an independent contractor rather than as an employee; (ii) Employee leased from another employer; or (iii) Employee currently or formerly classified as exempt from overtime wages, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. During the Lookback Period, the Seller Parties have not engaged any consultants, sub-contractors or freelancers who, according to applicable Laws, would be entitled to the rights of an employee in respect of the Business, including rights to severance pay, vacation, and other employee-related statutory benefits, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Seller Parties are not party or otherwise subject to a conciliation agreement, consent decree or other Contract, agreement or order with any Governmental Authority that imposes any material ongoing remedial obligation with respect to the Business. During the Lookback Period, there has not been, and there currently are no Actions pending or, to the Knowledge of the Seller, threatened by or before any Governmental Authority with respect to any Seller Party concerning employment-related matters that relate to the Business or any Action pending or, to the Knowledge of the Seller, threatened against or affecting any of the Seller Parties brought by any of its Employees, in each case, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

(c)            Labor Matters. Section 4.14(c) of the Disclosure Schedule contains a true, correct and complete list of each collective bargaining agreement, labor union Contract (including any Contract or agreement with any Union) or similar Contract (each, a “Collective Bargaining Agreement”) with respect to the Business to which any Seller Party is a party or by which such Seller Party or any of the Transferred Assets are bound with respect to any Employee or other service provider, and no such Collective Bargaining Agreement is being negotiated by any Seller Party with respect to the Business or any Business Employees. Except as set forth on Section 4.14(c) of the Disclosure Schedule, (i) no Business Employee is represented by a Union, (ii) there are no labor disruptions or activities (including any work slowdown, lockout, stoppage, labor organizing effort or drive, handbilling, picketing or strike pending or, to the Knowledge of the Seller, threatened against any Seller Party with respect to the Business or any Business Employee, and there have been no such disruptions or activities during the Lookback Period, (iii) there is no pending or, to the Knowledge of the Seller, threatened demand or petition for recognition or any other request or demand from a labor organization for representative status with respect to any Employee, (iv) there are no activities or proceedings of any labor union to organize any Employees, (v) there is no material labor dispute, concerted refusal to work overtime, strike or work stoppage) pending or, to the Knowledge of the Seller, threatened that may interfere with the with respect to the business activities of Business, and there have been no such disputes, disruptions or activities during the Lookback Period, and (vi) the Business has not committed any unfair labor practice within the meaning of the National Labor Relations Act during the Lookback Period, and there is no material charge or complaint against the Business by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Seller, threatened.

(d)            Employee Information. Section 4.14(d) of the Disclosure Schedule contains a table setting forth the (i) name, (ii) employing entity, (iii) title or position (including whether full or part time) (iv) location, (v) hiring date, (vi) exempt/nonexempt status, (vii) current annual base compensation rate, (viii) commissions, bonus and other incentive-based compensation targets for the current fiscal year and any commissions, bonuses or other incentive-based compensation earned during the current fiscal year that remain unpaid, (ix) accrued but unpaid sick, vacation or other paid time off balances, (x) leave status (and, if on leave, the anticipated return date) and (y) visa status (if applicable) of each current Employee as of the date of this Agreement. No Business Employee with annual base compensation over $200,000 (1) to the Knowledge of the Seller, has indicated any intent to resign from his or her employment within the next twelve (12) months for any reason; (2) is employed on a non-immigrant work visa or other work authorization that is limited in duration; (3) has been the subject of any sexual or other form of harassment, assault, discrimination or misconduct allegations during his or her tenure at the Seller Parties or their Affiliates; or (4) to the Knowledge of the Seller, is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to the Seller Parties or any of their Affiliates; or (ii) owed to any third party with respect to such person’s right to be employed by the Seller Parties or any of their Affiliates.

(e)            Consultant Information. Section 4.14(e) of the Disclosure Schedule contains a table setting forth a true, correct and complete list of all current consultants, advisory board members, seconded workers and independent contractors related to the Business, and for each the initial hire date or date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided and the specific entity for whom they provide services.

(f)            WARN Act. The Business is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), and any similar state or local Law. The Seller Parties have not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business during the Lookback Period. During the Lookback Period, there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Business. During the Lookback Period, the Seller Parties have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act.

(g)          Visa Matters. In the Lookback Period, all necessary visa or work authorization petitions have been timely and properly filed on behalf of any Business Employees requiring a visa stamp, I-94 status document, employment authorization document or other immigration document to legally work in the United States, and all paperwork retention requirements with respect to such applications and petitions have been met.

4.15.       Litigation. There is no (a) material Action pending or threatened against the Seller Parties with respect to the Business or any of its properties or material assets, or the Acquisition, (b) governmental inquiry or investigation pending or, to the Knowledge of the Seller, threatened against the Seller Parties with respect to the Business or any of its properties or material assets (including any inquiry as to the qualification of the Business to hold or receive any license or Permit) or (c) to the Knowledge of the Seller, facts or circumstances that could form the basis of any Action against the Seller Parties with respect to the Business, except, in each case, as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Seller Parties are not subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Authority known to or served upon the Seller Parties with respect to the Business or Transferred Assets, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. There is no Action by the Seller Parties with respect to the Business pending, threatened or reasonably anticipated against any other Person, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.16.       Environmental Matters. Except as would not reasonably be expected to result in the Seller Parties incurring material Liabilities under Environmental Laws:

(a)            The Business is, and during the Lookback Period has been, in compliance with all Environmental Laws.

(b)            The Business has not received any written notice asserting that the Business is in violation of or noncompliance with Environmental Laws, the subject of which is unresolved.

(c)            The Business has not (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, (ii) arranged for the disposal, discharge, storage or release of any Hazardous Substances, or (iii) exposed any Employee to any Hazardous Substances, in each case so as to give rise to any material Liability under any Environmental Law.

(d)            To the Knowledge of the Seller, (i) there has been no release or threatened release of any Hazardous Substance by the Business or any other Person on, upon, into or from any site currently or previously owned, leased or otherwise used by the Seller Parties and (ii) there have been no Hazardous Substances generated by the Business that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States, in each such case that the Business would reasonably be expected to incur material Liability under Environmental Laws.

(e)            The Seller Parties are not party to any Contract that relates to the Business that will require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party for, or otherwise assume, any material Liabilities of any other Person arising out of any Environmental Law.

(f)            The consummation of the transactions contemplated hereby will not trigger, require or give rise to (i) any site investigation, notification, risk assessment, or corrective action, or (ii) any cleanup, remediation, removal, abatement or response action, with respect to the Transferred Leased Real Property.

(g)            The Seller has made available to Buyer copies of all material environmental reports and environmental studies or assessments in the possession or reasonable control of the Business that are related to the environmental condition of any real property currently or formerly owned, leased or operated by the Business.

4.17.       Compliance with Laws.

(a)            Compliance with Laws. The Business is in material compliance with, and the Business has not received in the past three (3) years any written notices of violation with respect to, any Law with respect to the conduct of the Business or the ownership or operation of the Business, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Business is not under investigation with respect to, has not in the past three (3) years been threatened to be charged with or been given notice of any violation of any Law, and there are no facts or circumstances that could form the basis of any such investigation, charge or notice of any material violation of Law.

(b)           Sanctions. During past five (5) years, the Business has complied i with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States and any other applicable jurisdiction (collectively, “Sanctions”), except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Seller Parties are not and none of their directors, officers, employees or, to the Knowledge of the Seller, any other Person associated with or acting on their behalf is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (“Restricted Countries”); (ii) owned or controlled by the government of a Restricted Country; (iii) designated on any applicable sanctioned parties list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List and Sectoral Sanctions Identification List and the U.S. Commerce Department’s Denied Persons List, Entity List and Military End-User List (collectively, “Designated Parties”); or (iv) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party (collectively, “Sanctioned Parties”). For the past five (5) years, the Seller Parties have not and none of their officers, directors, or employees, with respect to the Business have: (i) been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions violations. The Business maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

(c)          Export Controls. For the past five (5) years, the Business has complied with applicable provisions of U.S. export control laws and regulations, including the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations (“ITAR”), and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”), except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. Without limiting the foregoing: (a) the Business has obtained all material required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) the Business is in compliance with the terms of all applicable export licenses, filing requirements or other approvals, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect; (c) there are no pending or, to the Knowledge of the Seller, threatened claims or investigations against the Business with respect to Export Control Laws; and (d) there are no actions, conditions, or circumstances pertaining to the Business’s export transactions that would reasonably be expected to give rise to any material future claims. Section 4.17(c) of the Disclosure Schedule sets forth a complete list of the products and technologies designed, developed, or produced by the Business and the applicable export classification for each such product or technology.

(d)            Anti-Corruption. The Seller Parties (including any of their officers, directors, employees, and, to the Knowledge of the Seller, agents or other Person acting on their behalf) have at all times for the last five (5) years been, and are currently, in compliance in all material respects with all applicable Anti-Corruption Laws with respect to the Business. None of the Seller Parties nor any of their officers, directors, employees, or to the Knowledge of the Seller, agents or other Person acting on their behalf has, directly or indirectly, provided, offered, authorized, or promised to provide any unlawful contributions, gifts, entertainment or other unlawful expenses or other unlawful expenses, contribution, bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws with respect to the Business. The Seller Parties (including any of their officers, directors, employees, or, to the Knowledge of the Seller, agents or other Person acting on their behalf) have not offered, made, promised to make, or authorized the making of any unlawful gift or payment of money or anything of value either directly or indirectly to any Person, or to a Governmental Official, for purposes of (i) influencing any act or decision of any Person, or such Governmental Official in their official capacity, (ii) inducing any Person or such Governmental Official to do or omit to do any act in violation of their lawful duty, (iii) securing an improper advantage or (iv) inducing such Person or Governmental Official to use their influence improperly including with a Governmental Authority to affect or influence any act or decision, including of such Governmental Authority, in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person, in each case, with respect to the Business. There are no pending or, to the Knowledge of the Seller, threatened claims, charges, investigations, violations, settlements or Actions against the Business with respect to any Anti-Corruption and Anti-Bribery Laws, and, to the Knowledge of the Seller, there is no known basis therefor. The Business has not received an allegation or whistleblower complaint, or conducted any investigation regarding Anti-Corruption Laws. The Business has established and maintained a compliance program and reasonable internal controls and procedures designed to promote compliance by the Business (including any of their officers, directors, employees, agents or other Person associated with or acting on their behalf) with the Anti-Corruption Laws. The Business keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Business.

(e)            The Business (i) either is not (1) a “person of a country of concern” (as defined in the rules set forth at 31 C.F.R. Part 850, as implemented or revised from time to time (“Outbound Investment Rules”)); or (2) engaged in any “covered activities” (as defined in the Outbound Investment Rules); and also (i) is not a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Rules).

4.18.       Permits. Section 4.18 of the Disclosure Schedule sets forth each Permit that is required for the operation of the Business, as applicable, as currently conducted (collectively, the “Business Permits”), and each such Business Permit is in full force and effect as of the date of this Agreement. The Business is in material compliance with all such Business Permits. As of the date of this Agreement, to the Knowledge of the Seller, no suspension, cancellation, modification, revocation or nonrenewal of any Business Permit is pending or threatened in writing or orally.

4.19.       Banking Relationships. Section 4.19 of the Disclosure Schedule contains a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Seller Parties have an account, safe deposit box or other arrangement with respect to the Business, and the names of all Persons authorized to draw on or who have access to such account, safe deposit box or other arrangement as the date of this Agreement. To the Knowledge of the Seller, there are no outstanding powers of attorney executed by or on behalf of the Seller Parties with respect to the Business. All cash and cash equivalents of the Business are held in accounts in the name of the Business and are scheduled on Section 4.19 of the Disclosure Schedule.

4.20.       Brokers and Finders. Except with respect to Jefferies LLC, the Business has not incurred, or will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Acquisition, and Buyer and its Affiliates will not incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Business.

4.21.       Books and Records, Complete Copies. The Seller has made available to Buyer true, correct and complete copies, to the extent permitted by applicable Law, of each material permit issued by or obtained from a Governmental Authority that is required for the operation of the Business, as applicable, as of the Effective Time. The books, records and accounts of the Business (i) are true, correct and complete; (ii) accurately and fairly reflect the transactions and dispositions of the assets and properties of the Business; and (iii) accurately and fairly reflect the basis for the Financial Statements, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.22.       Anti-Takever Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Organizational Documents is applicable to the Seller Parties, this Agreement, or the Acquisition.

4.23.       Certain Relationships and Related Transactions.

(a)            Related Parties.

(i)           Section 4.23(a)(i) of the Disclosure Schedule contains a true, correct and complete list of each Contract to which the Seller Parties or any of their material assets or properties, in each case, with respect to the Business, are bound and to which any Related Party of the Seller Parties , or any of their immediate family members, is a party or has an interest in (other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof), whether directly or indirectly, including for Indebtedness (if any) between the Seller Parties, on the one hand, and any Related Party of the Business, on the other hand. To the Knowledge of the Seller, none of the Related Parties of the Seller Parties or any of their immediate family members (i) has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Right) that is used in, or that relates to, the Business or (ii) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that competes with, does business with or has any Contract with, the Business (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).

(ii)          Section 4.23(a)(ii) of the Disclosure Schedule contains a true, correct and complete list of each Contract that (i) is material or (ii) is made not in the Ordinary Course of Business, in each case, between the Seller or any of its Affiliates (other than the Seller Parties), on the one hand, and any Seller Party, on the other hand, with respect to the Business (each, a “Seller Party Transaction”). Except for this Agreement and the License Agreement, from and after the Closing, the Business shall not be bound by any Seller Party Transaction or have any continuing obligation or liability to the Seller or any of its Affiliates (other than the Business) in connection with any Seller Party Transaction.

4.24.       Top Customers and Suppliers.

(a)             Customers.

(i)           Section 4.24(a)(i) of the Disclosure Schedule contains a true, correct and complete list of the top ten (10) customers of the Business based on revenue generated for the Business during the twelve (12) months prior to the Effective Time (each such customer, a “Business Top Customer”), as well as the type of customer and the amount of revenue generated from such Business Top Customer during such period.

(ii)          The Business has not received notice that (A) any Business Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Business (whether related to payment, price or otherwise); or (B) any Business Top Customer is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Business consistent with past custom and practice. There are no material disputes pending or threatened in writing under or relating to any Contract between the Seller Parties and any Business Top Customer.

(b)            Suppliers.

(i)           Section 4.24(b)(i) of the Disclosure Schedule contains a true and correct list of the top ten (10) suppliers of the Business based on dollar value of purchases by the Business during the twelve (12) months prior to the Effective Time , excluding lessors, licensors or sublessors under the Real Property Leases (each such supplier, a “Business Top Supplier”).

(ii)          The Business has not received notice that (i) any Business Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with the Business (whether related to payment, price or otherwise); or (ii) any Business Top Supplier is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Business consistent with past custom and practice. There are no material disputes pending or threatened in writing under or relating to any Contract between the Seller Parties and any Business Top Supplier.

4.25.       Title to Properties; Sufficiency of Assets.

(a)            The Seller Parties have, or as of immediately prior to the Closing will have, good and valid title to or a valid leasehold interest in all of the material properties, assets, interests and rights reflected in the Financial Statements as being owned or leased, as applicable, by it, free and clear of all Liens (other than Permitted Liens) with respect to the Business.

(b)            The properties and assets exclusively owned by the Seller Parties with respect to the Business and the Buyer as of the Closing will constitute all the properties and assets of the Business that: are, or were in the past eighteen (18) months, used in, held for use in or relate to, the conduct of the Business, as conducted or contemplated to be conducted as of immediately prior to the Closing (collectively, “Business Assets”). In addition, the Business Assets, together with the properties and assets leased or licensed by the Seller Parties as of the Closing, and the services and licenses to be provided pursuant to the LSI IP Agreements (including the exhibits thereto), (i) will permit Buyer to continue to operate and conduct the Business immediately following the Closing in substantially the same manner in which the Business was conducted and contemplated to be conducted as of immediately prior to the Closing and (ii) include all of the Contracts (other than Contracts that are no longer in effect), Intellectual Property Rights, Technology, products and services relating to the Business that are reflected on the balance sheet of the Seller Parties or that were used to generate the revenue reflected on the income statements included in the Financial Statements. Without limiting the foregoing, any Business Assets that constitute Technology or Intellectual Property Rights shall be considered “Business Technology” and “Business Intellectual Property Rights,” including for purposes of the representations and warranties of the Seller Parties and Buyer under Section 4.12.

4.26.       Capitalization; Subsidiaries.

(a)            Capitalization. The issued and outstanding capital stock or other equity interests of Seller’s Subsidiaries are set forth on Schedule II, all of which are issued and outstanding. All of the issued and outstanding equity interests of such Subsidiaries are owned, of record and beneficially, by the Seller or a Seller Party. All equity interest of such Subsidiaries have been issued and granted in compliance with all applicable securities Laws.  None of the equity interests of such Subsidiaries were issued in violation of any preemptive rights or other rights to subscribe for or purchase equity interests of such Subsidiaries.  Except for the equity interests of such Subsidiaries held beneficially and of record by the Seller Parties, there are no outstanding equity interests of such Subsidiaries, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other equity interests of such Subsidiaries are authorized, issued or outstanding. Except as set forth in the LSI Purchase Agreement, such Subsidiaries do not have any obligation (whether written, oral, contingent or otherwise), and such Subsidiaries have not made any promise or agreed to any other arrangement, to issue any subscription, warrant, option, convertible security or other right, or to issue any equity interests of such Subsidiaries or distribute to holders of any shares of its capital stock or equity interests any evidence of indebtedness or assets of such Subsidiaries.

(b)            Absence of Certain Rights. There are no co-sale, voting, registration, first refusal, board observation, information or redemption rights applicable to any shares of the equity interests of Seller’s Subsidiaries that by their terms survive the Closing.

(c)            Subsidiaries.

(i)           Section 4.27(c)(i) of the Disclosure Schedule sets forth each Subsidiary of Seller and the Seller Parties and, with respect to each such Subsidiary, the equity interests owned by the applicable Seller Party or any other Subsidiary. Except as listed in Section 4.27(c) of the Disclosure Schedule, such Subsidiaries do not have any Subsidiaries, and neither the Seller Parties nor any of the other Seller Subsidiaries otherwise owns any shares of capital stock or any interest in, or control, directly or indirectly, any Person or have any obligation to purchase any shares of capital stock of any Person. All issued and outstanding shares or other equity interests of each such Subsidiary are (i) owned, of record and beneficially, directly or indirectly by a Subsidiary of Seller free and clear of all Liens, (ii) duly authorized and validly issued and are fully paid and nonassessable, and (iii) except as set forth in the Organizational Documents, not subject to any rights of co-sale, first refusal, anti-dilution or pre-emptive right, or similar right. No claim has been made or to the Knowledge of the Seller, threatened, by or on behalf of any Person, to the Seller or any such Subsidiaries in writing or, to the Knowledge of the Seller, orally asserting that any Person other than such Subsidiaries is the record or beneficial owner of, member of, or has the right to acquire record or beneficial ownership of, any securities (including any subscription, warrant, option, convertible security or any other equity-linked securities) of, or any other voting, equity, or ownership interest in any such Subsidiaries.

(ii)          Each of Seller’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or other similar power and authority to conduct the business of such Subsidiary as currently conducted and as currently proposed to be conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, result in a Business Material Adverse Effect. Each such Subsidiary that is a limited liability company has, at all times, had at least one member and has not dissolved, terminated or liquidated.

4.27.       Organizational Documents. The Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of each of its Subsidiaries as currently in effect. The Organizational Documents of each of such Subsidiaries are in full force and effect and none of such Subsidiaries are in violation of any provision of their respective Organizational Documents except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.28.       No Other Representations. Except for the representations and warranties contained in Article III or this Article IV, or in the case of Fraud, none of the Seller, the Business or any other Person on behalf of the Seller or the Business makes any other express or implied representation or warranty with respect to the Seller, the Business, or with respect to any other information provided to the Seller, the Business or their respective Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller as follows:

5.1.         Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Buyer to consummate the Acquisition.

5.2.         Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

5.3.         No Conflicts. The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, the compliance with the provisions of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not conflict with the certificate of incorporation or bylaws of Buyer or violate any Law applicable to Buyer or any of its properties or assets, except as would not prevent Buyer from consummating the Acquisition.

5.4.         Governmental Filings and Consents. No Consent from any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by Buyer, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, order or authorization or to make such registration, declaration, notice or filing would not, individually or in the aggregate, prevent or materially delay Buyer’s ability to execute, deliver or perform this Agreement or the Related Agreements or to consummate the Acquisition or any other transactions contemplated hereby or thereby.

5.5.         Litigation. There is no (i) Action pending or threatened against Buyer or any of its properties or material assets, or the Acquisition or (ii) governmental inquiry or investigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its properties or material assets, except, in each case, as would not reasonably be expected to prevent or materially delay Buyer’s performance under this Agreement or the Related Agreements or the consummation of the Acquisition.

5.6.         Financial Capability. Buyer has the financial capability and shall have as of the Closing and as of the time any payment is required to be made by Buyer hereunder, access to sufficient financial resources necessary to (i) consummate the Acquisition on the terms and subject to the conditions set forth herein, including the payment of the full consideration and amounts payable by Buyer hereunder, (ii) make all other necessary payments to be made by it in connection with the Acquisition, and (iii) pay all of its fees and expenses incurred in connection with the Acquisition. Buyer has and shall have as of the Closing, access to the resources and capabilities (financial or otherwise) to perform its obligations hereunder. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Acquisition.

5.7.         Solvency. Buyer is not entering into this Agreement or any of the Related Agreements or the Acquisition with the actual intent to hinder, delay, or defraud either present or future creditors. Assuming the representations and warranties of the Seller contained in Article IV of this Agreement are true, correct, and complete, in all material respects, and after giving effect to the consummation of the Acquisition, Buyer will be, as of the Closing, Solvent..

5.8.         Brokers and Finders. Buyer has not incurred, or will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Acquisition, and Seller will not incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of Buyer.

5.9.         No Other Representations. Except for the representations and warranties contained in this Article V or in the case of Fraud, neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or any of its Subsidiaries or with respect to any other information provided to Buyer or its Affiliates.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1.         Confidentiality.

(a)            Confidentiality of Agreement and Related Matters. Subject to Section 6.1(b), the parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Related Agreements and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Confidentiality Agreement, by and between the Seller and Buyer relating to the Acquisition (the “Confidentiality Agreement”), it being understood that the Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

(b)            Public Announcements. Except as may be required to comply with the requirements of any applicable Law, neither Buyer nor the Seller shall, and each shall cause its Affiliates not to, directly or indirectly, issue any public statement or communication to any third party regarding this Agreement, the subject matter of this Agreement or the Acquisition without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law, by the Bankruptcy Cases or by Order of the Bankruptcy Court or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party, to the extent practicable, shall (i) advise the other Party before making such disclosure and (ii) provide the other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto). The press release announcing the execution of this Agreement shall be reasonably agreed upon by the Parties.

(c)            Confidential Information of the Business. The Seller, on behalf of itself and the Seller Parties, acknowledges and agrees that by reason of its ownership of the Transferred Assets and involvement in the Business prior to the Closing, the Seller, the Seller Parties and the Business has acquired Confidential Information of the Business the disclosure of which could cause Buyer, the Business substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Seller on behalf of itself, the Seller Parties, and the LSI Buyer covenants and agrees that to the extent it, the Seller Parties or the LSI Buyer retain any such Confidential Information after the Closing, (i) the Seller, on behalf of itself, the Seller Parties, and the LSI Buyer will not provide, disclose or otherwise permit access to any Confidential Information to any Person (other than to Seller’s Representatives who agree to keep such information confidential or as otherwise required in connection with the Bankruptcy Cases), will use the same safeguards to protect Confidential Information from unauthorized use and disclosure that they use to protect its own confidential information (which safeguards will be, at minimum, reasonable) and will not make use of any Confidential Information for any purpose other than as may be expressly contemplated by this Agreement, consented to expressly by Buyer in writing or as reasonably necessary to comply with applicable Law; and (ii) will not at any time, directly or indirectly, disclose (other than to its Representatives who agree to keep such information confidential) or publish, or permit other Persons to disclose (other than to their Representatives who agree to keep such information confidential) or publish, any Confidential Information unless: (A) such information has become generally known to the public through no fault of the Seller; or (B) the Seller is otherwise compelled to disclose the Confidential Information under applicable Laws; provided, however, that prior to disclosing any information pursuant to either clause (A) or (B) of this sentence, the Seller shall give prior written notice, to the extent practicable and permissible, thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with Buyer’s efforts to prevent or otherwise limit such disclosure (at Buyer’s sole cost and expense).

(d)            Non-Retention of Confidential Information and Technology. Following the Closing, the Seller and its Affiliates shall not retain in their possession or control any copies or embodiments of any Confidential Information or other Technology included in the Business Intellectual Property or otherwise used in or necessary for the conduct of the Business as conducted as of the Closing by the Business (including on any computers, devices, networks or systems owned by or used by the Seller), even if any such Confidential Information or other Technology is such that more than one copy may exist. Upon the request of Buyer, at any time, the Seller will return (at Seller’s sole election) or irretrievably delete or otherwise destroy to the Business any and all copies of such Confidential Information and other Technology in the Seller’s possession or control, and will deliver to Buyer written certification of having returned or destroyed all such Confidential Information and other Technology. Notwithstanding the foregoing, Seller may retain copies of any Confidential Information solely to the extent required to comply with Law or established bona fide document retention policies, provided, that, any retained information shall remain confidential and solely be accessible by legal, compliance or information technology personnel (or others to the extent required by applicable Law) to demonstrate compliance with such requirements and shall be destroyed (including by erasure) in the ordinary course of business.

(e)            Survival. The covenants and obligations set forth in Section 6.1(c) and Section 6.1(d) shall survive the Closing. For the avoidance of doubt, any obligations under the Confidentiality Agreement with respect to the Excluded Assets or Excluded Liabilities, shall survive in accordance with the terms and conditions of the Confidentiality Agreement (it being understood that the Seller and its cooperation obligation hereunder shall cease as of the Wind-Up Date).

6.2.         Conduct of the Business. Buyer acknowledges that the Seller Parties are operating the Business in the context of the Bankruptcy Cases. From the date hereof until the Closing Date or the earlier valid termination of this Agreement (such period, the “Pre-Closing Period”), except (a) as set forth on Section 6.2 of the Disclosure Schedule, (b) as otherwise contemplated or permitted by this Agreement, (c) as required by Law or any Governmental Authority, (d) as required by applicable Law, by Order of the Bankruptcy Court or to the extent necessary in connection with the Bankruptcy Cases or (e) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) Seller shall, and shall cause the other Seller Parties to, (A) use commercially reasonable efforts to carry on the business of the Business in the Ordinary Course of Business, and (B) use commercially reasonable efforts to maintain the value of the Business as a going concern; and (ii) Seller shall not, and shall cause the other Seller Parties not to (in each case, solely with respect to the Business):

(a)             issue, deliver, reissue or sell, dispose or pledge any of its equity securities;

(b)            create, incur, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000 other than in the Ordinary Course of Business pursuant to the Business’s existing credit facilities;

(c)             sell, transfer, lease, mortgage, license, abandon, dispose of, pledge or otherwise subject to any Lien, other than Permitted Liens, any of the Transferred Assets, other than immaterial asset dispositions in the Ordinary Course of Business;

(d)            enter into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business that would be a Transferred Contract, Transferred Asset or Assumed Liability;

(e)            with respect to each of the Seller Parties (i) make an election to change the Tax classification (as a corporation, partnership or disregarded entity) for federal, state or local Tax purposes, (ii) adopt or change its Tax accounting method, (iii) settle or compromise any material claim in respect of Taxes, (iv) surrender any right to claim a material refund of Taxes (other than through inaction), (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than pursuant to automatic extensions of the due date for filing a Tax Return properly obtained in the Ordinary Course of Business), (vi) amend in any material respect any Tax Return or file any Tax Return inconsistent with past practice (unless otherwise required by Law), (vii) enter into any “closing agreement” under Section 7121 of the Code with any Taxing Authority with respect to any Tax or Tax Returns filed by or on behalf of the Business, or (viii) initiate any voluntary Tax disclosure or Tax amnesty or similar filings with any Taxing Authority;

(f)             make any change in the organizational documents of the Seller Parties;

(g)            alter its cash management customs and practices of the Business (including, the timing of collection of receivables and payment of payables and other current liabilities), which receivables and payables shall continue to be collected and paid utilizing normal procedures and without discounting amounts collected or accelerating amounts paid;

(h)            make capital expenditures in excess of $250,000 in the aggregate for the Business, taken as a whole, except as budgeted in the Business’s current budget that was made available to Buyer;

(i)             increase the compensation or benefits paid or payable by it to any Business Employees other than (i) any increase in annual base compensation adopted in the Ordinary Course of Business (except to the extent that the aggregate amount of all such annual compensation increases exceeds $50,000 per annum for the Business, taken as a whole) or (ii) increase in benefits required pursuant to an Employee Plan listed on Section 4.11(a) of the Disclosure Schedule;

(j)             accelerate the vesting or payment of any change in control, retention, severance, termination or similar payment or equity-based award to any Business Employee;

(k)            adopt, establish, or amend any Employee Agreement or other Contract with any Business Employee;

(l)             adopt, enter into, negotiate, amend, extend or terminate any Collective Bargaining Agreement, or recognize or certify any Union as the bargaining representative of any Business Employees;

(m)           hire, engage or terminate (other than for cause) the employment or engagement of any Business Employee or other Employee or take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or otherwise trigger notice requirements or liability under, WARN. In furtherance of the foregoing, in the event any employee of the Seller Parties voluntarily terminates his or her employment (or provides notice of his or her intention to terminate) with the applicable member of the Seller Parties, the Seller shall notify Buyer of such departure promptly, within one (1) Business Day of such notice, and in any event within one calendar day of such employee giving notice of his or her intent to terminate his or her employment;

(n)            materially amend or modify, terminate or waive any Material Contract or enter into any Contract that would constitute a Material Contract had such contract been entered into on or prior to the date hereof;

(o)            enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or amend, violate, or terminate any of the terms of the Transferred Leases (except for a termination resulting for the expiration of a Transferred Lease in accordance with the terms of such Transferred Lease);

(p)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization; or

(q)            authorize, agree, resolve, commit, or consent to any of the foregoing.

6.3.         Fees and Expenses. Except as otherwise provided in this Agreement, (i) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the Acquisition, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by Buyer; and (ii) all fees, costs and expenses of the Business incurred in connection with this Agreement and the Acquisition, including fees and expenses of financial advisors, legal counsel and other advisors, and the fees and expenses of the Escrow Agent, shall be paid by the Seller.

6.4.         Access to Information; Books and Records.

(a)            For a period of six (6) years after the Closing, Buyer shall, and shall cause its Affiliates to, permit Seller and its Representatives reasonable access, including remote access and the right to make copies, at the requesting party’s expense, to any books and records relating to the Business as reasonably requested by the Seller to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings or Tax Returns in respect of periods ending on or prior to the Closing or in connection with any Action (other than an Action against Buyer).

(b)            For a period of eighteen (18) months after the Closing, Buyer shall, and shall cause its Affiliates to, permit Seller and its Representatives reasonable access, including remote access and the right to make copies, at the requesting party’s expense, to relevant senior personnel, outside representatives and advisors (including outside accountants), books and records and other information relating to the Business as reasonably requested by the Seller to the extent necessary to comply with its or its Affiliates’ financial reporting requirements in respect of period ending on or prior to the Closing.

(c)            The access to books and records, files and relevant senior personnel, as applicable, contemplated by this Section 6.4 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve any applicable attorney-client privilege or legal or contractual confidentiality obligations contained therein; provided, that such access does not unreasonably interfere with Buyer’s or the Business’s normal business hours; provided further, however, that in the event that access is limited or restricted pursuant to this Section 6.4(c), Buyer and its Affiliates shall use commercially reasonable efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual confidentiality obligation.

(d)            Record Retention. From and after the Closing, Buyer shall retain, in accordance with Buyer’s record retention policies, any books and records of the Business in respect of the period ending as of the Closing to the extent in the possession of the Business as of the Closing.  After the Closing Date, should Buyer or the Business desire to destroy any books and records of the Business related to any books and records in respect of the period ending as of the Closing in accordance with Buyer’s record retention policies, they shall first provide Seller (to the extent not dissolved) with the opportunity to make copies of such books and records, at Seller’s sole cost and expense, prior to the destruction of such books and records.

6.5.         Pre-Closing Access.

(a)            From and after the date hereof until the Closing, or if earlier the termination of this Agreement, the Seller Parties shall provide Buyer, its Affiliates and its and their Representatives reasonable access, including remote access and the right to make copies, during normal business hours, at the requesting party’s expense, to any Business Intellectual Property, books and records relating to and personnel, customer, vendors and facilities of the Seller, Seller Parties or related to the Business (the “Access Materials”) as reasonably requested by the Buyer in furtherance of transactions contemplated by this Agreement, subject to the terms of the Confidentiality Agreement and applicable Law; provided, however, that the foregoing shall not require the Seller to: (i) provide access to any Access Materials to the extent they do not pertain to the Business; (ii) disclose any information, that in the reasonable judgment of the Seller would result in the disclosure of any trade secrets or violate any of its obligations with respect to confidentiality; (iii) disclose any privileged information of the Seller and its Affiliates or take any action that could impair any privilege of the Seller or any of its Affiliates; provided however, the Seller Parties and their respective Affiliates shall use commercially reasonable efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual confidentiality obligations; (iv) permit any environmental sampling or testing, including sampling of soil, groundwater, surface water, air, or building materials or other intrusive investigations of the Transferred Leased Real Property; (v) take any action that would cause material disruption to the Business; (vi) contravene any applicable Law, fiduciary duty, or Contract; provided however, the Seller Parties and their respective Affiliates shall use commercially reasonable efforts to make alternative accommodations to afford access in a manner that does not jeopardize contractual confidentiality obligations; or (vii) provide access to any information to the extent related to the sale process conducted by Seller vis-a-vis any Person, or Seller’s (or its Representatives’) evaluation of the Business or the bids submitted in relation to the Bankruptcy Cases.

(b)            Financials. In furtherance of the preparation of the financial statements pursuant to Section 6.11, the Seller Parties each shall direct its accountants and financial advisors to cooperate with Buyer and its Representatives in making available all financial information reasonably requested by Buyer and its Representatives in connection with the preparation of such financial statements, including the right to examine all work papers (subject to the execution of customary work paper access letters) pertaining to all financial statements prepared or audited by such accountants. No review pursuant to this paragraph shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, or the conditions to the obligations of the parties hereto under this Agreement.

6.6.         Further Assurances.

(a)            Subject to, and not in addition to the obligations set forth in Section 6.8, the Seller, at the request of Buyer, will use its reasonable best efforts to execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the Acquisition. Subject to, and not in addition to the obligations set forth in Section 6.8, Buyer, at the request of the Seller, will use its reasonable best efforts to execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the Acquisition. If after the Closing it is determined that Buyer, Seller or any member of the Business retained any right, title or interest in any properties or assets that belong to another party, Buyer, Seller or such member of the Business shall promptly, and hereby does, without payment of further consideration by such other party, transfer and assign or cause the applicable member of the Business to transfer and assign such property or asset to such other party, which assignment shall be deemed to have been effective as of the Closing Date, and any relevant Schedule shall be amended accordingly.

(b)            Following the Closing, Seller shall use its commercially reasonable efforts to cure, or caused to be cured, any breach of any representation or warranty in Section 4.25 (Title to Properties; Sufficiency of Assets.) by transferring, assigning or licensing to the Buyer such assets, properties or rights actually owned or licensable and licensed by the Seller or its Subsidiaries as may be reasonably necessary to make such representation or warranty true and correct.

(c)            Following the Closing until the earlier of six months and the Wind-Up Date, Seller shall use its commercially reasonable efforts to cure, or caused to be cured, any breach of any representation or warranty in Section 4.25 (Title to Properties; Sufficiency of Assets) by transferring, assigning or licensing to the Buyer such assets, properties or rights actually owned or licensable and licensed by the Seller or its Subsidiaries (other than the LSI Group) as may be reasonably necessary to make such representation or warranty true and correct.

6.7.         Tax Matters. Responsibility for Taxes and Tax Returns for Pre-Closing Taxes. The Seller shall prepare or shall cause to be prepared all Tax Returns of the Business that are due (taking into account any valid extensions) on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Business, except to the extent required by applicable Law. Seller shall timely file or cause to be timely filed, and shall pay or cause to be paid, any Taxes shown as due on such Tax Returns, taking into account available extensions of filing periods.

(b)            Cooperation. The Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing their respective Tax Returns and in connection with any audit with respect to any Taxes, including maintaining and making available to each other all records necessary in connection with Taxes (it being understood that the Seller and its cooperation obligation hereunder shall cease as of the Wind-Up Date). Any documents requested by Buyer or the Seller shall be limited to those documents that reasonably relate to the Tax Returns (including any workpapers collected thereto), disputes and other matters relating to Taxes in respect of the Business and the Transferred Assets. Nothing in this Section 6.7(b) shall be interpreted as requiring a Party to disclose to the other Parties confidential information that does not relate to the Tax Returns (including any workpapers connected thereto), disputes and other matters relating to Taxes in respect of the Business and the Transferred Assets, and the Parties may make appropriate redactions to documents provided to protect such confidential information.

(c)            Transfer Taxes. Buyer and Seller shall each, be liable for fifty percent (50%) of, any sales, use, gross receipts, value added, goods and services and other transfer taxes, filing and recordation fees and similar charges (“Transfer Taxes”) incurred in connection with the purchase of the Transferred Assets, as mutually determined by Buyer and Seller. The Transfer Taxes determined at the Closing based on the Initial Purchase Price Allocation shall be the “Closing Transfer Taxes” (fifty percent (50%) of which shall be paid by Buyer pursuant to Section 3.3 and shall reduce the Closing Cash Consideration, as provided in the definition thereof), and the other fifty percent (50%) of which shall be also be borne by Buyer (on its own behalf). If either Party pays more than its share of any such Transfer Taxes as so calculated, the other Party shall promptly reimburse the paying Party for its share of such Taxes (together with any reasonable interest or penalties imposed with respect thereto). The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law. Buyer shall be responsible for and control, at its sole cost and expense, any claim, audit, examination, or administrative or court proceeding regarding the imposition or amount of Transfer Taxes incurred in connection with the purchase of the Transferred Assets, and shall be liable for any additional Transfer Taxes imposed beyond the amount(s) determined pursuant to the first sentence of this Section 6.7(c).The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes (it being understood that the Seller and its cooperation obligation hereunder shall cease as of the Wind-Up Date).

(d)            Tax Allocation. Whenever it is necessary under this Agreement to determine the portions of any Taxes with respect to Buyer, the Seller Parties or the Transferred Assets that is allocable to the portion of a taxable year or period ending on or before the Closing Date, the determination shall be made (i) in the case of any property, ad valorem or similar Taxes which are imposed on a periodic basis, ratably on a per diem basis and (ii) in the case of any other Taxes, based on an interim closing of the books of the Business as of the end of the Closing Date; provided, however, that any transaction taking place, or item of income or gain arising, outside of the Ordinary Course of Business on the Closing Date (if caused by or at the direction of Buyer or any of Buyer’s Affiliates) or after the Closing shall be deemed to have taken place or arisen after the Closing Date.

(e)            Tax Sharing Agreements. Any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Seller Parties is a party or by which it is bound shall be terminated as of the Closing Date, and the Business shall not have any liability or obligation pursuant thereto.

(f)            The Parties acknowledge and agree that any payment pursuant to this Section 6.7 shall be treated as an adjustment to the Closing Cash Consideration under this Agreement for Tax purposes to the maximum extent permitted by applicable Law.

(g)            Notwithstanding anything to the contrary contained herein, the obligations of the Seller Parties set forth in this Section 6.7 with respect to Taxes shall survive until the date that is the earlier of thirty (30) days following the expiration of the applicable statute of limitations and the Wind-Up Date.

6.8.         Regulatory Approvals.

(a)            Buyer shall, and shall cause its Affiliates to use reasonable best efforts to make all required filings and promptly obtain all Consents, Permits and Orders of all Governmental Authorities (other than any required approvals or action of the Bankruptcy Court, which are governed exclusively by Section 7.2) that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Related Agreements (including the consummation of the Acquisition) (collectively, the “Government Approvals”).

(b)            Without limiting the generality of the Buyer’s obligations under Section 6.8(a), to the extent required, each of the Parties shall make its respective filing under any applicable Antitrust Laws, with respect to the Acquisition within ten (10) Business Days of the Effective Time, unless otherwise extended by mutual agreement between Seller and Buyer. Buyer shall, and shall cause its Affiliates to, take any and all necessary steps to resolve as soon as reasonably practicable, but in any event not later than the Outside Date, any inquiry or investigation by any Governmental Authority relating to the Acquisition under any Antitrust Law. In connection with any such inquiry or investigation and in furtherance of its obligations under Section 6.8(e), Buyer and Seller further agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested or required pursuant to applicable Law, including any other Antitrust Law. Buyer shall not withdraw its filing required by Antitrust Law, enter into any agreements to extend any waiting period under any Antitrust Law, or enter into any agreements to delay or not to consummate the Acquisition without the prior written consent of Seller. All filing fees under any Antitrust Law shall be borne by Buyer.

(c)            Notwithstanding any other provision in this Agreement, but subject to the immediately following sentence, Buyer shall, and shall cause its Affiliates to, promptly take and diligently pursue any or all actions to the extent necessary to eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other Person in opposition to the consummation of any of the Acquisition, so as to enable the Parties to consummate the Acquisition as soon as reasonably practicable, but in any event not later than the Outside Date. Notwithstanding the foregoing or anything to the contrary herein, it is herby acknowledged and agreed that Buyer and its Affiliates will not be required to: (i) offer, negotiate, effect, and agree to, by consent decree, hold separate order or otherwise, any sale, divestiture, license, or other disposition of or restriction on, any of the Transferred Assets, the Business Assets or any of the Parties’ Affiliates’ assets or businesses; or (ii) to take any other actions to avoid or, if necessary, defend any threatened or initiated litigation under any Antitrust Law that would prevent or delay consummation of the Acquisition.

(d)            Each Party shall promptly notify the other Parties of any substantive oral or written communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Section 6.8, permit the other Parties and their respective Representatives to review in advance any substantive communication relating to the matters that are the subject of this Section 6.8 proposed to be made by such Party to any Governmental Authority and provide the other Parties with copies of all substantive correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 6.8, provided, however, that materials proposed to be submitted in response to any such Governmental Authority communication may be redacted: (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with Contractual arrangements, applicable Law or by Order of the Bankruptcy Court; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. No Party shall agree to participate in any substantive meeting or discussion (including by phone) with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or discussion (including by phone). Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Subject to Section 6.8(c), the Parties shall share the right to control and direct the process by which the Parties seek to avoid or eliminate impediments under any antitrust, competition, trade regulation or foreign investment regulation Law, including by directing the strategy and making final determinations related to the review or investigation of the Acquisition by any Governmental Authority, unless the applicable Governmental Authority requests to communication exclusively with one Party. Nothing in this Section 6.8(d) shall be applicable to Tax matters.

(e)            Buyer shall not, and shall not permit any of its Affiliates to, take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of (i) delaying, impairing or impeding the receipt of, or increasing the risk of not receiving, any required Government Approval, (ii) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to a Government Approval (and shall not, without the consent of the Seller Parties, withdraw or refile any filing or restart the waiting period on any Governmental Authority’s review, or enter into a timing agreement with a Governmental Authority), (iii) increasing the risk of any Governmental Authority entering an Order prohibiting the consummation of the Acquisition or (iv) otherwise delaying the consummation of the Acquisition.

(f)             Actions or agreements required of Buyer pursuant to this Section 6.8 shall under no circumstances be considered a Material Adverse Effect.

6.9.         Reasonable Best Efforts; Third Party Notices, Consents, etc.

(a)            Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, including Section 6.8, the Seller and Buyer shall use their respective reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to satisfy its obligations to consummate the Acquisition, including by removing any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Acquisition, including using reasonable best efforts to (i) cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and (ii) not take any action intended to prevent the Closing. Notwithstanding the foregoing, nothing contained in this Section 6.9(a) shall require, and in no event shall the reasonable best efforts of the Seller or Buyer (or any other efforts standard contained in this Agreement) be deemed or construed to require Seller or Buyer to (i) pay any fee or (ii) waive any condition to such Party’s obligation to consummate the Acquisition set forth in Article VII.

(b)            Unless requested otherwise by Buyer, the Seller shall use reasonable best efforts to obtain all necessary notices, Consents, modifications, waivers and approvals of any parties to any Contracts set forth on Section 6.9(b) of the Disclosure Schedule. All such notices, consents, modifications, waivers and approvals shall be in a form and substance reasonably acceptable to Buyer. In the event that the other parties to any such Contract, including any lessor or licensor of any Transferred Leases, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon or otherwise required in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including materially increased rent payments or other payments under the Contract or the provision of material additional security (including a guaranty), then no Seller Party shall make or commit to make any such payment or provide any such consideration without Buyer’s prior written consent and the terms thereof shall be subject to Buyer’s approval; provided, that in no event shall any Seller Party, the Business or any of their respective Affiliates be required to (i) commence or engage in litigation or initiate any Action against any Person in order to obtain any Consent, waiver or approval pursuant to this Section 6.9 or (ii) make, or obligate itself to make, any payment to any third-party in order to obtain any Consent, waiver or approval pursuant to this Section 6.9 unless Buyer and Seller mutually agree on which party should bear such cost. For the avoidance of doubt, no representation, warranty or covenant of any Seller Party contained in any Related Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (i) the failure to obtain any Consents or (ii) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consents.

6.10.       Employee Offers.

(a)            As soon as reasonably practicable following the Auction, Buyer will extend written offers of employment to the Business Employees (subject to Buyer’s rights to amend Schedule 1.1(y)) on the terms and conditions that Buyer chooses, in each case in Buyer’s sole discretion. With respect to any Business Employee who is on an approved leave of absence as of the Closing Date, such offer will be effective as of such date when such Business Employee is able to return to active employment, but not to exceed six (6) months following the Closing Date or such later date as required by applicable Law. Effective as of the Closing Date, the Seller Parties shall have terminated each such Business Employee’s employment with the Seller Parties or any of their Affiliates, other than any Business Employee who is on an approved leave of absence as of the Closing Date. Each such Business Employee who accepts Buyer’s offer of employment and becomes employed by Buyer or an Affiliate of Buyer in accordance with this Section 6.10(a) is referred to as a “Continuing Employee.” To the extent necessary for any Continuing Employee to perform services in connection with such Continuing Employee’s employment with Buyer or any of its Affiliates, the Seller Parties shall (or shall cause their respective Affiliates to) release or cause to be released each Continuing Employee from any existing non-competition, non-solicitation, no-hire, confidentiality or other similar obligation owed to the Seller Parties or any of their Affiliates.  Upon request by Buyer, the Seller Parties shall (or shall cause their respective Affiliates to) take all reasonable actions (at Buyer’s expense) to enforce any non-competition, non-solicitation, no hire, confidentiality or other similar obligation owed to the Seller Parties or any of their Affiliates by any Employee who does not become a Continuing Employee.

(b)            If any Continuing Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with Buyer or its applicable Affiliate on or after the Closing Date, the Buyer will, or will cause its applicable Affiliate to, promptly file any necessary applications or documents and will take all actions applicable to secure the necessary visa, permit or other approval (including any transfer thereof) as of the Closing Date and the transfer of any related immigration processes (including labor certifications) to the Buyer or its applicable Affiliate, and the Seller Parties will provide all information and cooperation with respect thereto reasonably requested by Buyer or its applicable Affiliate.

(c)            At the Closing, the Seller Parties will provide to Buyer a list of the number and site of employment of any employees of Seller or its Affiliates who have experienced or will experience an employment loss or layoff (as defined in the WARN Act) within ninety (90) days prior to the Closing and who are located at a site of employment where Continuing Employees will be located following the Closing, along with the date of the employment loss or layoff. For a period of ninety (90) days following the Closing Date, Buyer and its Affiliates shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Buyer or its Affiliates that, if aggregated with any such conduct on the part of Seller Parties prior to the Closing Date, would cause the Seller Parties to incur any liability under the WARN Act. The Seller Parties shall bear any and all obligations and liability under the WARN Act resulting from employment losses of any employee who does not become a Continuing Employee pursuant to this Section 6.10.

6.11.       Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements.

(a)            Prior to Closing, the Seller Parties will use commercially reasonable efforts to deliver to Buyer, (i) for any month that does not represent a fiscal quarter-end or year-end, not later than ten (10) Business Days after the end of each such calendar month, an unaudited, consolidated balance sheet as of the end of such month and an unaudited, consolidated statement of income for such month prepared in accordance with the books and records of the Business in conformity with GAAP, consistently applied with the financial statements referred to in Section 4.5, except for the omission of footnotes and normal, immaterial year-end adjustments such balance sheet and consolidated statement of income, the “Monthly Financial Statements”), or (ii) for any month that represents a fiscal quarter-end or year-end, preliminary Monthly Financial Statements not later than ten (10) business days after the end of each such calendar month and, as promptly as practicable thereafter, but not later than twenty (20) business days after the end of such calendar month, final Monthly Financial Statements.

(b)            Buyer may be required to file certain combined historical financial statements including the following combined financial statements in accordance with the requirements of Regulation S-X with respect to the transactions contemplated herein (the “Required Financial Statements”): (i) the audited combined consolidated balance sheets and audited statements of income, stockholders’ equity, and cash flows for the two most recently completed fiscal years that has ended more than ninety (90) days prior to the Closing Date; and (ii) the unaudited combined consolidated balance sheets and the related unaudited statements of income, stockholders’ equity and cash flows for the interim period from the date of the most recent such audited balance sheet through the end of the most recent quarterly period that has ended more than forty-five (45) days prior to the Closing Date (and in any event including such unaudited balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of the Business for the quarterly period of the prior fiscal year). Whether prior to or following the Closing until the earlier to occur of six (6) months following the Closing and the Wind-Up Date, the Seller agrees to reasonably cooperate, and use commercially reasonable efforts to cause its accountants to cooperate, in each case, at Buyer’s expense, in (i) providing historical financial information to Buyer in a manner for Buyer to file the Required Financial Statements with the SEC, (ii) the filing of, and preparation of responses to any comments from the SEC concerning, the Required Financial Statements and any pro forma financial statements required under Regulation S-X of the Securities Act, and (iii) delivering as promptly as practicable following reasonable requests from Buyer copies of any and all financial data, work papers, ledgers and other relevant information to file the Required Financial Statements and any pro forma financial statements required under Regulation S-X of the Securities Act.

6.12.       Non-Competition and Non-Solicitation

(a)            Non-Competition. During the Restricted Period, the Seller and the Seller Parties shall not, without the prior written consent of Buyer, directly or indirectly, establish, engage or participate in, conduct, operate or knowingly advise or acquire any financial interest in any Person that is engaging or participating in (or take active steps preparatory to establishing, engaging or participating in, conducting, or operating), all or any portion of the Competing Business anywhere in the Restricted Territory.

(b)            Non-Solicitation.  During the Restricted Period, Seller and the Seller Parties shall not, directly or indirectly, without the prior written consent of Buyer:

(i)              whether on the Seller or Seller Parties’ own behalf or on behalf of any other Person, knowingly recruit, offer employment, employ, engage as a consultant, or in any other manner encourage, induce, attempt to induce, recruit, solicit, attempt to solicit, or take any other action specifically intended to induce or encourage, (x) any Business Employee to leave his, her, or its employment or service with Buyer, its Affiliates or the Business (provided, that this clause (x) shall not apply to any such Person whose employment relationship has been terminated for more than six (6) months prior to the date of such recruitment or solicitation), or (y) any customer, vendor, supplier or business partner of the Business who has been such at any time within the twelve (12)-month period immediately preceding the Closing to cease or modify in any adverse manner any business relationship with Buyer, its Affiliates or the Business; or

(ii)             whether on the Seller or Seller Parties’ own behalf or on behalf of any other Person, encourage, induce, attempt to induce, recruit, solicit, attempt to solicit, or take any other action that is intended to induce or encourage any third-party to engage in any activity in which Seller would, under the provisions of this Section 6.12, be prohibited from engaging.

(c)            Limitations. Nothing in this Section 6.12 shall prevent or restrict the Seller Parties from owning, directly or indirectly, (i) as a passive investment less than five percent (5%) of the outstanding shares of the capital stock or indebtedness of a Person (whether public or private) that is engaged in a Competing Business, provided that none of the Seller Parties have the ability to, and do not seek to exercise any, control or otherwise influence the management or operations of such Person, or (ii) holding, directly or indirectly, a passive financial or beneficial interest in a private debt or equity fund, venture capital fund, joint venture, family office, or a similar vehicle in which any of the Seller Parties do not have the ability to, and do not seek to exercise any, control or otherwise influence the management or operations of such Person. The placement of general advertisements or the use of an employee recruiting or search firm that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any or all of the persons set forth on Section 6.12(b)(i) of the Disclosure Schedule shall not be deemed to be a breach of the Seller Parties’ obligations not to solicit under this Section 6.12.

(d)            Term and Severability of Covenants. If any Seller Party breaches any covenant set forth in this Section 6.12, the term of such covenant shall be extended by the period of the duration of such breach. The covenants contained in Sections 6.12(a) and 6.12(b) of this Agreement shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Sections 6.12(a) and 6.12(b) of this Agreement. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), Buyer and Seller agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of Sections 6.12(a) and 6.12(b) of this Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, Buyer and Seller agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(e)            Non-Disparagement. The Seller or the Seller Parties shall not, at any time during the Restricted Period, directly or indirectly, disparage the Business or Buyer or any of their Subsidiaries or Affiliates. Notwithstanding the foregoing, nothing in this Section 6.12(e) shall preclude the Seller from making truthful and accurate statements or disclosures that are required by applicable Laws or legal process (including in connection with the enforcement of any legal rights or defenses).

(f)            Seller Acknowledgment. The Seller Parties acknowledge that (i) the goodwill associated with the existing business, customers, vendors, suppliers, channel partners, resellers, licensors, licensees or other material business relations, and assets of the Business, and Transferred Assets prior to the Closing is an integral component of the value of the Business, and Transferred Assets to Buyer and is reflected in the consideration payable to the Seller Parties and the other parties in connection with this Agreement, (ii) the Seller Parties’ agreement as set forth herein is necessary to preserve the value of the Business and Transferred Assets, and is a material condition of Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, (iii) the covenants contained in this Section 6.12 are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of the Business and of Buyer, (iv) the limitations of time, geography and scope of activity agreed to in this Section 6.12(f) are reasonable, (v) in addition and not in the alternative to any other remedies available to it, Buyer shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by any Seller Party of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, and (vi) no breach of any provision of this Agreement shall operate to extinguish a Seller’s obligation to comply with this Section 6.12.

6.13.       Release of Claims.

(a)            Effective for all purposes as of the Closing, the Seller acknowledges and agrees, on behalf of itself and, to the extent legally permissible, each of its agents, trustees, beneficiaries, directors, managers, officers, affiliates, subsidiaries, estate, successors, assigns, members and partners in their capacities as such; or any entity claiming by, through, or under any of the foregoing; (each, a “Seller Releasor”), that, at the Closing, each Seller Releasor irrevocably and unconditionally releases the Business, Buyer and any of their respective parent companies, Subsidiaries and Affiliates, and any of their respective employees, directors, partners, shareholders, managers, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns or the like and any persons acting by, through, under or in concert with, any of them; provided, however that the Seller and Seller Parties shall not be included in the foregoing (collectively, the “Seller Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”) of Seller Releasor relating to (i) Buyer and its Subsidiaries as of the Closing, (ii) the preparation, negotiation, execution or consummation of this Agreement or the Related Agreements, (iii) the Business and Transferred Assets, or (iv) the operation of the Business at or prior to the Closing, but excluding (1) any Claims to the extent arising from, or related to the interpretation, performance, enforcement or breach of the terms of this Agreement, the Related Agreements, or any other agreements or documents delivered pursuant to this Agreement or the Related Agreements, in each case, against the other parties hereto and thereto and subject in all respects solely to the terms and conditions hereof and thereof, (2) any Claims for earned but unpaid employee compensation or for reimbursement of employee expenses incurred in the ordinary course of business to the extent related to the employment by or service to the Business, or any termination thereof, of any Seller Releasor who is an employee, officer, manager, or director of the Business immediately prior to the Closing, (3) any Claims for indemnification, exculpation, or advancement of expenses against any Seller Releasee to the extent provided for under applicable Law or the Organizational Documents as of the date hereof, or (4) Claims of Fraud by any other Seller Releasee (the Claims released in this Section 6.13(a) collectively, “Seller Claims”).

(b)            Effective for all purposes as of the Closing, the Buyer acknowledges and agrees, on behalf of itself and, to the extent legally permissible, each of its agents, trustees, beneficiaries, directors, managers, officers, affiliates, subsidiaries, estate, successors, assigns, members and partners in their capacities as such; or any entity claiming by, through, or under any of the foregoing; (each, a “Buyer Releasor”), that, at the Closing, each Buyer Releasor irrevocably and unconditionally releases the Seller and any of its parent companies, Subsidiaries and Affiliates, and any of their respective employees, directors, partners, shareholders, managers, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns or the like and any persons acting by, through, under or in concert with, any of them (collectively, the “Buyer Releases” and together with the Seller Releasees, the “Releasees”) from any and all Claims of Buyer Releasor relating to (i) Seller and its Subsidiaries as of the Closing, (ii) the preparation, negotiation, execution or consummation of this Agreement or the Related Agreements, (iii) the Business and the Transferred Assets, and (iv) the operation of the Business at or prior to Closing, but excluding (1) any Claims to the extent arising from, or related to the interpretation, performance, enforcement or breach of the terms of this Agreement, the Related Agreements, or any other agreements or documents delivered pursuant to this Agreement or the Related Agreements, in each case, against the other parties hereto and thereto and subject in all respects solely to the terms and conditions hereof and thereof, (2) Claims unrelated to the Business, Transferred Assets, the Transferred Subsidiaries, or the Acquisition or (3) Claims of Fraud by any other Buyer Releasee (the Claims released in this Section 6.13(a) collectively, “Buyer Claims”, and, together with the Seller Claims, collectively, “Released Claims”).

(c)            In giving the release herein, which includes Released Claims which may be unknown to Releasor at present, Releasor acknowledges that Releasor has read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to Released Claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or releasing party.” Releasor hereby expressly waives and relinquishes all rights and benefits under that section and any Law of any other jurisdiction of similar effect with respect to Releasor’s release of Released Claims herein, including but not limited to the release of unknown Released Claims.”

(d)            This release is conditioned upon the consummation of the Closing.

6.14.       Acknowledgments by Buyer. Buyer acknowledges and agrees that it (i) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning, the Business, and the Acquisition, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Related Agreements and (ii) has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Business, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement or the Related Agreements, as it has requested or otherwise requires to enter into this Agreement.  Buyer further acknowledges and agrees that (x) the only representations and warranties made by Seller are the representations and warranties expressly set forth in Article IV (in each case, as modified by the Disclosure Schedule) and Buyer has not relied upon, and will not rely upon, any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of any Seller Party, the Business or any of their Affiliates, any Representatives of any Seller Party or any of their respective Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Seller’s bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of Seller are the representations and warranties expressly set forth in Article IV (in each case, as modified by the Disclosure Schedule), subject to the exclusive remedies set forth herein and in each case except in the case of Fraud.  Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Transferred Assets are being transferred on a “where-is” and, as to condition, “as-is” basis subject to the representations and warranties contained in Article IV (in each case, as modified by the Disclosure Schedule) without any other representations or warranties of any nature whatsoever.

6.15.       Bulk Transfer Laws. The Seller Parties will not comply with the provisions of any bulk transfer Laws or similar Laws (including under any Tax Laws) of any jurisdiction in connection with the Acquisition and Buyer hereby waives all claims related to the noncompliance therewith.

6.16.       [Reserved].

6.17.       Cooperation. During the Pre-Closing Period, (i) Seller and Buyer shall, and shall cause its respective Affiliates to, (1) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (2) without limiting the foregoing or modifying Buyer’s obligations pursuant to Section 6.8, use commercially reasonable efforts to cause all Closing Conditions to be met as promptly as practicable and in any event on or before the Outside Date and (ii) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Acquisition, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party.

6.18.       Accounts Receivable.  Notwithstanding anything to the contrary herein, it is hereby acknowledged and agreed that, with respect to any accounts receivables included in the Excluded Assets (as defined below), Seller may take customary and appropriate actions in the ordinary course to collect such accounts receivables; provided, that Seller shall not and shall cause the other Seller Parties and its other Affiliates not to pursue any legal Action, proceeding or similar remedy to collect such accounts receivables owed by any go forward customer (or Affiliate thereof) of the Business listed on Schedule 6.18 if such action, proceeding or remedy could reasonably be expected to have an adverse consequence on the relationship of any such customer (or Affiliate thereof) in connection with the Business.

ARTICLE VII
BANKRUPTCY PROVISIONS

7.1.         Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (each, a “Competing Bid”), as determined in each Seller Party’s sole and exclusive discretion. From the Effective Time and until the closing of the Auction, each Seller Party is permitted to and to cause its Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates and Representatives) in connection with a Competing Bid. In addition, each Seller Party shall have the responsibility and obligation to respond to any inquiries or offers for a Competing Bid and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Sale Order or other applicable Law, including supplying information relating to the Business and the Transferred Assets to prospective purchasers.

7.2.         Bankruptcy Court Filings.

(a)            Buyer agrees that it will use commercially reasonable efforts to promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order including finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and the Transferred Contracts and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order or the Bidding Procedures Order is appealed, Seller and Buyer shall use their respective commercially reasonable efforts to defend such appeal.

7.3.         Back-up Bidder. The Seller and Buyer agree that, in the event that Buyer is not the winning bidder at the auction undertaken pursuant to the Bidding Procedures Order (the “Auction”), if and only if (i) Buyer either (1) submits the second highest or second best bid at the Auction or (2) the previous bid submitted by Buyer is the second highest or second best bid, and is named the “Back-Up Bidder”, in each case, as determined by the Seller Parties, and (ii) the Seller gives notice to Buyer on or before the Back-up Termination Date, stating that the Seller Parties (1) failed to consummate the sale with the winning bidder, and (2) has terminated the purchase agreement with the winning bidder, Buyer shall promptly consummate the Transaction upon the terms and conditions as set forth herein, including the Purchase Price, as the same may be increased by Buyer at the Auction. The date on which such notice is given to the Buyer shall be referred to in this Agreement as the “Back-Up Implementation Date.” In the event that Buyer is named the Back-Up Bidder, the Outside Date shall automatically be extended by such number of days between the Effective Time and the Back-Up Implementation Date.

ARTICLE VIII
CONDITIONS TO CLOSING OF THE ACQUISITION

8.1.         Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of Buyer and the Seller to effect the Acquisition shall be subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived pursuant to a written agreement executed by each of the Seller and Buyer, to the extent permitted by Law.

(a)            Governmental Approvals. All applicable waiting periods under applicable Antitrust Laws, and any agreed upon extensions thereof, shall have expired or been terminated and all Government Approvals set forth on Schedule 8.1(a) shall have been obtained or, if applicable, shall have expired, have been waived by the applicable Governmental Authority or have been terminated.

(b)            No Injunctions or Restraints; Illegality. No Law, temporary restraining order, preliminary or permanent injunction or other order shall have been issued and no other legal or regulatory action shall have been taken, or threatened in writing by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Acquisition on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition on the terms and conditions set forth herein illegal.

(c)            Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall not be subject to any stay.

8.2.         Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Acquisition are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a)            Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects as of such specified earlier date), except for de minimis inaccuracies and (ii) the other representations and warranties of the Seller contained in Article IV shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (in each case, without giving effect to any “material,” “materiality,” “Business Material Adverse Effect,” or similar qualifications contained in such representations and warranties), as though such representations and warranties were made on and as of such date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects as of such specified earlier date), except in each case, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Business Material Adverse Effect.

(b)            Covenants; Preparation for Closing. (i) The Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by the Seller at or prior to the Closing, and (ii) the Seller shall have delivered to Buyer the agreements, documents and other deliveries set forth in Sections 3.4(a) and 3.4(c).

(c)             No Material Adverse Effect. Since the Effective Time, there shall not have occurred any Business Material Adverse Effect.

8.3.         Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Acquisition is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller, to the extent permitted by Law.

(a)             Representations and Warranties. The representations and warranties of Buyer in Article V shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) as though such representations and warranties were made on and as of such date, in each case, except where the failure of such representations and warranties to be so true and correct would not prevent the ability of Buyer to consummate the Acquisition.

(b)            Covenants; Preparation for Closing. (i) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement that are required to be performed or complied with by it at or prior to the Closing, and (ii) Buyer shall have delivered to the Seller  the documents and other deliveries set forth in Sections 3.4(b) and 3.4(c).

ARTICLE IX
TERMINATION OF AGREEMENT

9.1.         Termination by Mutual Consent. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing by the mutual written consent of Buyer and the Seller.

9.2.        Unilateral Termination.

(a)             Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action having the effect of permanently restraining or enjoining or otherwise prohibiting the Acquisition or (ii) a Governmental Authority has adopted an applicable Law that makes the consummation of the Acquisition on the terms and conditions contemplated by this Agreement illegal.

(b)            Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if the Acquisition shall not have been consummated by 5:00 p.m. Eastern Time on the date forty-five (45) days following the date hereof (as may be extended pursuant to Section 7.3, the “Outside Date”); provided, however, that the Outside Date shall automatically be extended for the Backup Implementation Date (if applicable); provided further, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in the failure of any condition set forth in Article VIII to be fulfilled or satisfied on or before such date.

(c)            Buyer, by giving written notice to the Seller, may terminate this Agreement at any time prior to the Closing if the Seller has committed a breach of (i) any of its representations or warranties under Article IV or (ii) any of its covenants under this Agreement, in each case, that would prevent the satisfaction of or result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and such breach has not been waived in writing by Buyer, or if curable, has not been cured prior to the earlier to occur of (i) ten (10) Business Days after Buyer has given the Seller written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to Buyer if Buyer is at that time in material breach of this Agreement.

(d)            The Seller, by giving written notice to Buyer, may terminate this Agreement at any time prior to the Closing if Buyer has committed a breach of (i) any of its representations or warranties under Article V or (ii) any of its covenants under this Agreement, in each case, that would prevent the satisfaction of or result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and such breach has not been waived in writing by Seller, or if curable, has not been cured prior to the earlier to occur of (i) ten (10) Business Days after the Seller has given Buyer written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to the Seller if the Seller is at that time in material breach of this Agreement.

(e)            The Seller or, if Buyer is not named the “Back-Up Bidder” at the Auction, Buyer, if (i) Seller enters into a definitive agreement with respect to a Competing Bid or (ii) the Bankruptcy Court enters an Order approving a Competing Bid.

(f)             Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if the Bankruptcy Court enters an Order dismissing or converting the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Seller is appointed in the Bankruptcy Case and, in any case, such Order or appointment is not reversed or vacated by the Bankruptcy Court within fourteen (14) days after entry thereof.

(g)           The board of directors (or other equivalent governing body) of any Seller Party determines in good faith after consultation with outside counsel that its continued performance under this Agreement or any Related Agreement would be inconsistent with its fiduciary duties under applicable Law and only after Seller, in providing Buyer with such notice, describes the basis for such determination.

9.3.         Effect of Termination.

(a)            In the event of the valid termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer or the Seller or any of their respective officers, directors, managers, securityholders or Affiliates; provided, however, that each Party shall remain liable for damages (which the Parties acknowledge and agree shall not be limited to reimbursement of costs or expenses and may include the benefit of the bargain and/or premium lost by a party’s equityholders (taking into consideration all relevant matters, including other combination opportunities and the time value of money)) for any Willful Breach of this Agreement or Fraud; provided, however, that the provisions of Section 6.1, Section 6.3, this Section 9.3, and the Confidentiality Agreement, shall remain in full force and effect and survive any termination of this Agreement. For the avoidance of doubt, the Parties agree that if Buyer, on the one hand, or Seller, on the other hand, does not close the Acquisition in circumstances in which all of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions to be performed at the Closing), with respect to the Buyer, and Section 8.1 and Section 8.3 (other than the conditions to be performed at the Closing), with respect to Seller, have been satisfied, or waived, such failure or refusal to close shall be deemed to be a Willful Breach of this Agreement by the applicable Party.

(b)            Notwithstanding Section 9.3(a), in the event of a termination of this Agreement (i) pursuant to Section 9.2(d), or (ii) by Buyer pursuant to Section 9.2(b) at a time when the Seller is permitted to deliver notice of its intent to validly terminate this Agreement pursuant to Section 9.2(d), in each case, the then Buyer and the Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to pay an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any) to the Seller. Buyer acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the Acquisitions, and that without these agreements, the Seller would not have entered into this Agreement; accordingly, if Buyer fails to timely deliver such Joint Written Instructions or otherwise takes or fails to take any action that prevents the Escrow Agent from making the payment due to the Seller pursuant to this Section 9.3(b) and, in order to obtain such payment, Seller commences an Action which results in a judgment against Buyer for any such payment set forth in this Section 9.3(b) or a breach of this Section 9.3, Buyer shall pay the Seller its costs and expenses (including attorney’s fees and disbursements) in connection with such Action, together with interest on such payment at the Interest Rate through the date such payment was actually received. Further, Buyer agrees that the Seller may seek any other remedies at law or equity arising from Buyer’s breach of this Agreement, pursuant to Section 9.3(a) and Section 10.11.

(c)            Notwithstanding Section 9.3(a), in the event of a valid termination of this Agreement pursuant to Section 9.2 (other than a termination (i) pursuant to Section 9.2(d), or (ii) by Buyer pursuant to Section 9.2(b) at a time when Seller is permitted to deliver notice of its intent to validly terminate this Agreement pursuant to Section 9.2(d)), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to Buyer.

ARTICLE X
MISCELLANEOUS

10.1.       Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties contained in this Agreement, any Related Agreements or in any certificate delivered hereunder, and (b) the covenants and agreements of any Party set forth herein that require performance at or prior to Closing shall, in the case of each of clause (a) and clause (b), terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or other obligation on the part of, nor shall any Claim be made by, any Party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto, and (c) unless otherwise specified, the covenants and agreements set forth herein that require performance after the Closing shall survive in accordance with their respective terms, if any, until fully performed or satisfied. This Section 10.1 shall survive the Closing.  Notwithstanding the foregoing in this Section 10.1 or anything else to the contrary in this Agreement, any representation or warranty in the case of Fraud shall survive indefinitely. For the avoidance of doubt, the provisions of this Section 10.1 will not prevent or limit a cause of action under Section 10.11 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.2.       Sole and Exclusive Remedy. Notwithstanding anything that may be expressed or implied in this Agreement, any Related Agreement or any document, certificate or instrument delivered in connection herewith or therewith, from and after the Closing, other than in the event of Fraud, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Person otherwise may have had) of Buyer, the Seller or any Nonparty Affiliates of the foregoing may have under, arising out of, relating to, or in connection with this Agreement or any Related Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or with respect to the Acquisition, shall be (i) recourse against any Person that is identified as a Party to this Agreement (including recourse by any Person that expressly has rights to enforce this Agreement pursuant to Section 10.8) under and to the extent expressly provided for herein, subject to the limitations set forth herein, including as provided Section 10.11 (Enforcement) and Section 10.12 (Limitation on Liability) and (ii) recourse against any Person that is identified as a party to a Related Agreement (but not any Nonparty Affiliate of such Person) under and to the extent expressly provided for therein, subject to the limitations set forth herein and therein. The Parties agree that nothing in this Agreement shall limit any claim based on Fraud.

10.3.       Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by electronic mail (receipt confirmed) to:

(a)          if to Buyer to:

MicroVision, Inc.
18390 NE 68th Street
Redmond, WA 98052
Attn: General Counsel
Email: legal@microvision.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attn:    Thomas J. Fraser
Email: Thomas.Fraser@ropesgray.com

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn:    Gregg M. Galardi and David Harris
Email:  Gregg.Galardi@ropesgray.com and David.Harris@ropesgray.com

(b)           if to the Seller to:

Luminar Technologies, Inc.
2603 Discovery Drive, Suite 100
Orlando, FL 32826
Attn:    Alexander Fishkin
Email:  alexander.fishkin@luminartech.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:    Ronit Berkovich; Gavin Westerman; Amanda Fenster
Email:   ronit.berkovich@weil.com; gavin.westerman@weil.com;
amanda.fenster@weil.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by electronic mail (receipt confirmed), as the case may be. Any party hereto or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

10.4.       Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement, by operation of Law or otherwise, without the consent in writing of Buyer or the Seller, as applicable; provided, however, that (a) Buyer or Seller may assign its rights and interests under this Agreement (i) to any of its Affiliates at any time so long as (A) such assignment does not relieve Buyer or Seller, as applicable, of its respective obligations hereunder, and (B) such assignor provides written notice to the other Party of the identity of the assignee, and (C) such assignee is and remains an Affiliate of such assignor; (ii) to an acquiror in the event of a change of control transaction of Buyer or Seller, as applicable; or (iii) in the case of Buyer, for purposes of collateral security,  to or for the benefit of any and all secured lenders, and (b) Seller may assign any of its rights or obligations under this Agreement to any of its Controlled Affiliates or to any plan administrator, liquidator, examiner, receiver, trustee or similar party appointed on its behalf following that Closing (provided that such assignment does not relieve Seller of its respective obligations hereunder).

10.5.       Severability. In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party).

10.6.       Amendments and Waivers. Any provision of this Agreement may be amended, or waived if, but only if, such amendment, or waiver is in writing and is signed, in the case of an amendment, by each of the parties, or, in the case of a waiver, by the party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party in exercising any right, power or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such party’s rights, powers or remedies. The failure of any of the parties to require the performance of a term or obligation under this Agreement, or the waiver by any of the parties of any breach hereunder will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any such subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.7.       Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, the Related Agreements and all other agreements referred to herein set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede any prior or contemporaneous understandings and agreements relating to the subject matter hereof and thereof.

10.8.       No Third Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities pursuant to or by reason of this Agreement. Notwithstanding the foregoing, Section 10.11 (Enforcement) and Section 10.14 (Non-Recourse) shall be enforceable by each Seller Party or Nonparty Affiliate, as applicable, as if such Nonparty Affiliate was directly a party hereto.

10.9.       Governing Law; Submission to Jurisdiction; Selection of Forum.

(a)            This Agreement, and all claims or causes of action (whether in contract, tort, or statute) based upon, arising out of, relating to, or in connection with this Agreement, the Related Agreements, or the Acquisition, or the negotiation, execution, or the performance of this Agreement or the Related Agreements or the Acquisition (including any claim or cause of action based upon, arising out of, relating to, or in connection with any representation of warranty made in or in connection with this Agreement, the Related Agreements, or the Acquisition as an inducement to enter into this Agreement, the Related Agreements, or the Acquisition), shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without giving effect to principles or rules of conflicts of law to the extent (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or rules of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction. In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply.

(b)            Any Action based upon, arising under, out of, related to, or in connection with this Agreement, the Related Agreements, the negotiation, execution, or the performance of this Agreement or the Related Agreements, or the Acquisition shall be brought only in the Bankruptcy Court (provided, however, that upon the closing of the Bankruptcy Cases, the Parties agree that such Actions shall be brought only in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware located in New Castle County, Delaware, or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware)) (the foregoing courts, collectively, the “Chosen Courts”), and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue, or to convenience of forum, (ii) agrees that all claims in respect of the Action shall be heard and determined only in any such Chosen Court, (iii) agrees not to bring any Action arising out of, relating to or in connection with, this Agreement, the Related Agreements, the negotiation, execution, or the performance of this Agreement or the Related Agreements, or the Acquisition in any other court and consents to service being made through the notice procedures set forth in Section 10.3. Nothing in this Section 10.9 shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence any Action, or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments or other orders obtained in any Action brought pursuant to this Section 10.9. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue in the Chosen Courts or any defense of inconvenient forum for the maintenance of such claims.  The Parties agree that a final judgment with respect to any such claims shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.10.     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS, OR THE ACQUISITION OR THE NEGOTIATION, EXECUTION, OR THE PERFORMANCE OF THIS AGREEMENT OR THE RELATED AGREEMENTS, OR THE ACQUISITION OR ANY CLAIM RELATED TO ANY OF THE FOREGOING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR SUCH RELATED CLAIM.  EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR SUCH RELATED CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11.     Enforcement. The parties hereto agree that irreparable damage could occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or legal remedies would not be an adequate remedy for any such damages. Accordingly, it is agreed that prior to the valid termination of this Agreement the Parties shall be entitled to an injunction or injunctions to prevent or restrain breaches (or any threatened breaches) of this Agreement and to specifically enforce the terms and provisions of this Agreement (or to enforce compliance with the covenants and obligations of any other party under this Agreement in any court of competent jurisdiction), and in each case, appropriate equitable or injunctive relief shall be granted in connection therewith. Such remedies shall be in addition to any other remedy to which any party is entitled at law or in equity. In any action in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives (i) any defenses in any action for specific performance or injunctive relief, and agrees not to oppose the granting of an injunction, specific performance, or other equitable relief as provided herein on the basis that (1) the other Party has an adequate remedy at law or (2) an award of specific performance or injunctive relief is not an appropriate remedy for any reason in Law or in equity and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If a Party to this Agreement institutes an Action for injunctive relief or specific performance and a court of competent jurisdiction does not award injunctive relief or specific performance to such party in an order in accordance with this Section 10.11, then such Party may institute an Action for monetary damages.

10.12.     Limitation on Liability. Notwithstanding anything in this Agreement or in any other Related Agreement to the contrary, (i) except in the event of Fraud, the maximum aggregate Liability of the Seller, under this Agreement shall not exceed ten percent (10%) of the Closing Cash Consideration; and (ii) in no event shall any Party have any Liability under this Agreement or any Related Agreement (including under this Article X) for any punitive damages except to the extent awarded to a third party and actually payable by Buyer; provided, that such limitation set forth in clause (ii) of this Section 10.12 shall not limit any Party’s right to recover contract damages in connection with or resulting from such Party’s failure to close the Acquisition in breach or violation of this Agreement.

10.13.     Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by fax or by .pdf, .tif, .gif, .jpeg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.

10.14.     Non-Recourse. All Liabilities or Actions (whether in Contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”).  No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and other Liabilities against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 10.14 applies shall be third-party beneficiaries of this Section 10.14.

10.15.     Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Weil, Gotshal & Manges LLP may serve as counsel to the Seller and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement, the Related Agreements, and the consummation of the Acquisition, and that, following consummation of the Acquisition, Weil, Gotshal & Manges LLP may serve as counsel to the Seller or any Affiliate or Representative of the Seller, in connection with any Action or obligation arising out of or relating to the Acquisition, this Agreement, and the Related Agreements notwithstanding such prior representation of Seller or its Affiliates and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.

10.16.     Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between or among the Seller and its current or former Affiliates or Representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under this Agreement, any Related Agreement, any disputes arising out of, or relating to, or in connection with this Agreement, the interpretation or breach thereof, or the transactions contemplated thereby or, before the Closing, any other matter, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, the Business, or on any other grounds.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Time.

MICROVISION, INC.

By:	/s/ Drew Markham
Name: Drew Markham

Title: SVP, General Counsel

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Time.

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Paul Ricci
Name: Paul Ricci

Title: Chief Executive Officer

[Signature Page to Purchase Agreement]